UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EQUIFAX INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

April 12, 2006

DEAR FELLOW SHAREHOLDERS:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders to be held on Wednesday, May 17, 2006, at 9:30 a.m., in Atlanta, Georgia. Details regarding the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. We will also review the company’s operations and answer your questions.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure that you are represented at the annual meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of the voting options.

Thank you for your continued interest in Equifax. I look forward to seeing you at the annual meeting.

Sincerely,

RICHARD F. SMITH

Chairman and Chief Executive Officer

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:30 a.m. (EDT) on Wednesday, May 17, 2006

PLACE:	Walter C. Hill Auditorium
High Museum of Art
1280 Peachtree Street, N.E.
Atlanta, Georgia 30309

ITEMS OF BUSINESS:	(1) To elect four directors, each for a three-year term;

(2) To ratify the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for the 2006 fiscal year;

(3) To approve the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan; and

(4) To consider such other business as may properly come before the meeting.

ADJOURNMENTS AND POSTPONEMENTS:	Any action on the items of business described above may be considered at the annual meeting at the time and date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

WHO MAY VOTE:	You are entitled to vote only if you were an Equifax shareholder as of the close of business on March 9, 2006.

ANNUAL REPORT:	A copy of our 2005 Annual Report to Shareholders is enclosed.

DATE OF MAILING:	This notice of annual meeting and proxy statement and form of proxy are being distributed on or about April 12, 2006.

By order of the Board of Directors,

Dean C. Arvidson
Corporate Secretary

April 12, 2006

It is important that your shares be represented and voted. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy by Internet, telephone or by mail to ensure the presence of a quorum. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person except for shares held in Equifax employee savings plans. See “Voting Shares Held in Equifax Employee Savings Plans” on page 2 of the proxy statement. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

ii

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

April 12, 2006

PROXY STATEMENT

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for the 2006 annual meeting of shareholders. We are mailing this proxy statement and the accompanying form of proxy and 2005 Annual Report to Shareholders on or about April 12, 2006. In this proxy statement, we refer to Equifax Inc. as “Equifax,” the “Company,” “we” or “us.”

ANNUAL MEETING INFORMATION

DATE AND LOCATION

We will hold the annual meeting on Wednesday, May 17, 2006 at 9:30 a.m. (EDT) in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia 30309.

RECORD DATE

The record date for the annual meeting is March 9, 2006. You may vote all shares of Equifax’s common stock that you owned as of the close of business on that date. Each share entitles you to one vote on each matter to be voted on at the annual meeting. On the record date, 133,177,141 shares of common stock were outstanding, including a total of 4,175,928 shares held by Equifax employee benefits trusts.

VOTING SHARES REGISTERED IN YOUR NAME

Shareholders can vote at the annual meeting in person or by proxy. There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

•	By Telephone—Shareholders located in the U.S. and Canada can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	By Mail—You can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

Internet and telephone voting facilities for shareholders of record, other than those held in Equifax employee savings plans, will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 16, 2006. For information on the deadline for submitting voting instructions under Equifax employee savings plans, see “Voting Shares Held in Equifax Employee Savings Plans” below.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. The members of Equifax’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Richard F. Smith, James E. Copeland, Lee A. Kennedy, L. Phillip Humann, Larry L. Prince and D. Raymond Riddle. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against or abstain as to each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted FOR the election of the four director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2006, and FOR the approval of the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan.

VOTING SHARES HELD IN “STREET NAME”

If you hold shares through a broker, follow the voting instructions you receive from the holder of record. Internet and telephone voting also will be offered to shareholders owning shares through certain banks and brokers. If you want to vote in person, you must obtain a legal proxy card from your broker and bring it to the annual meeting.

VOTING SHARES HELD IN EQUIFAX EMPLOYEE SAVINGS PLANS

If you are a participant in the Equifax Inc. 401(k) Plan, your vote will serve as voting instructions to the trustee of the plan for all shares you own through the plan. Fidelity Management Trust Company is the trustee for the plan. Participants in the plan must vote their proxies no later than 11:59 p.m. (EDT) on Monday, May 15, 2006. The trustee will vote plan shares that are not voted by this deadline in the same proportion as the shares held by the trustee for which voting instructions have been received. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the annual meeting. As of March 9, 2006, there were 1,740,740 shares held in the plan.

If you are a participant in the Equifax Canada Retirement Savings Program for Salaried Employees, your vote will serve as voting instructions to the trustee of the plan for all shares you own through the plan. Fidelity Investments Canada Limited is the trustee for the plan. Participants in the plan must vote their proxies no later than 11:59 p.m. (EDT) on Monday, May 15, 2006. The trustee will only vote the plan shares for which voting instructions are received prior to this deadline. Participants in the plan may not vote the shares owned through such plan after the deadline, including at the annual meeting. As of March 9, 2006, there were 17,791 shares held in the plan.

REVOKING A PROXY

Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Equifax;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone or via the Internet at a later time; or

•	Voting in person at the annual meeting (except for shares held in Equifax employee savings plans, see above).

QUORUM REQUIREMENT

We need a majority of the shares of common stock outstanding on the record date present, in person or by proxy, to hold the annual meeting. Abstentions and broker non-votes will be counted as “shares present” at the annual meeting in determining whether a quorum exists.

VOTE REQUIRED

Directors are elected by a plurality of the votes, which means the four nominees who receive the highest number of affirmative votes will be elected as directors. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

The votes cast in favor of ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for the year 2006 must exceed the votes cast in opposition for this proposal to be approved.

The votes cast in favor of approving the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan must exceed the votes cast in opposition for this proposal to be approved.

Abstentions and broker non-votes will not be counted as “votes cast” and will not affect the outcome of the vote.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers or other nominees who are NYSE members are expected to have discretionary voting power for the election of the four director nominees (Proposal No. 1), for the ratification of Ernst & Young LLP as our independent auditors for 2006 (Proposal No. 2) and for the approval of the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan (Proposal No. 3).

CORPORATE GOVERNANCE AND BOARD INFORMATION

THE BOARD OF DIRECTORS

The Board of Directors is responsible for supervising the management of Equifax. As of the date of this proxy statement, the Board of Directors of Equifax consists of ten members, nine of whom are non-employee directors. The Board is divided into three classes with approximately an equal number of directors in each class. Each class is elected for a three-year term.

CORPORATE GOVERNANCE GUIDELINES

The Board’s Mission Statement and Guidelines on Significant Corporate Governance Issues (the “Governance Guidelines”), as well as the charters of all committees, provide the framework for the governance of the Company. The Governance Guidelines are intended to comply with the requirements of Section 303A.09 of the NYSE Listed Company Manual. The Governance

Guidelines and committee charters can be viewed at our website on the Internet, at www.equifax.com/corp/aboutefx/ethics/governance.shtml, or in print upon request to the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

On June 13, 2005, Equifax’s Chief Executive Officer, as required by Section 303A.12(a) of the NYSE Listed Company Manual, submitted his annual certification to the NYSE that he was not aware of any violation by Equifax of the NYSE’s Corporate Governance Listing Standards.

DIRECTOR INDEPENDENCE

Our Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. The Board annually assesses and makes an affirmative determination of each director’s independence status by reviewing any material relationships, potential conflicts of interest and outside obligations, based on the criteria used to determine independence, which are detailed in the Governance Guidelines. The Governance Guidelines conform to the independence criteria specified by the NYSE. After considering the Governance Guidelines, the NYSE standards and any other commercial or charitable relationships between the directors and Equifax, the Board has determined that the following current non-employee directors and director nominees are independent: Garry Betty, John L. Clendenin, James E. Copeland, Jr., A. William Dahlberg, L. Phillip Humann, Lee A. Kennedy, Larry L. Prince, D. Raymond Riddle and Jacquelyn M. Ward. The Board also determined that Board committee members meet all applicable independence standards. As Chairman and Chief Executive Officer, Mr. Smith is an employee of Equifax and is not independent under the NYSE rules and our Governance Guidelines.

In the ordinary course of business, Equifax and its subsidiaries may have transactions with companies and organizations whose executive officers are also Equifax directors. None of these transactions in 2005 exceeded the threshold for disclosure under SEC rules, which is 5% of the gross revenues of either Equifax or the other organization. The independent directors listed below are affiliated with companies that have business relationships with Equifax. The Board of Directors has determined that none of these relationships is material, and that the relationships do not prevent the directors from being “independent directors.” In the opinion of management, the terms of such banking and credit arrangements and other services are fair and reasonable and as favorable to Equifax and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution.

L. Phillip Humann is Chairman and Chief Executive Officer of SunTrust Banks, Inc. SunTrust Bank, an indirect subsidiary of SunTrust, provides banking, including the making of loans on customary terms, cash management, investment management, acquisition valuation, transfer agent, trust and other services to Equifax in the ordinary events of business. In 2005, Equifax paid $3.2 million to SunTrust or its subsidiaries for such services, including interest, which was less than 1% of SunTrust’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Humann from being an “independent” director, the Board took into account the fact that the fees paid to SunTrust are comparable to those paid to other banks for similar services, and that the amount of fees paid to SunTrust is insignificant to both Equifax and SunTrust.

Lee A. Kennedy is President and Chief Executive Officer of Fidelity National Information Services, Inc. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with Fidelity National Information Services, Inc. Certegy Inc. was spun off to Equifax’s shareholders in 2001 as a stock dividend, and provides printing and mailing services to Equifax. In 2005, Equifax paid $10.0 million to Certegy for such services, which was less than 1% of Certegy’s gross revenue for the last fiscal year. In making the determination that this relationship is not material and does not prevent Mr. Kennedy from being an “independent” director, the Board took into account the fact that the fees paid to Certegy are comparable to those paid to other firms for similar services, and that the amount of fees paid to Certegy is insignificant to both Equifax and Certegy.

LEAD DIRECTOR

The non-employee members of the Board annually select one independent director to serve as the Lead Director for all meetings of the outside directors held in executive session. The Lead Director also has other authority and responsibilities that are described in the Governance Guidelines. D. Raymond Riddle has served as the Lead Director since April 2004 and is retiring following the annual meeting.

EXECUTIVE SESSIONS

Pursuant to the Governance Guidelines, our independent directors meet in regularly scheduled executive sessions without management present. The Lead Director chairs all such sessions, and also has authority to convene meetings of the independent directors at any time with appropriate notice.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors welcomes shareholder input and suggestions. Shareholders and other interested parties may communicate with the Board, the Lead Director, the non-employee directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302. Correspondence will be forwarded as directed by the writer. Equifax may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to Equifax or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee of the Board.

PROCESS FOR NOMINATING POTENTIAL DIRECTOR CANDIDATES

The Governance Committee of our Board is responsible for selecting potential director candidates and recommending qualified candidates to the full Board for nomination. In determining whether to nominate an incumbent director for reelection, the Committee evaluates each incumbent’s continued service in light of its assessment of the Board’s collective requirements at the time such director’s class comes up for reelection. Committee considerations include the results of any evaluations of such director’s performance.

When the need for a new director arises (whether because of a newly created Board seat or vacancy), the Committee may proceed by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging third party search firms. The Committee reviews the qualifications of each candidate. The Committee makes its recommendation to the Board based on its review, interviews and all other available information. The Board makes the final decision on whether to invite the candidate to join the Board. Invitations are extended through the Chairman of the Committee and the Chairman and Chief Executive Officer of Equifax.

The Committee develops and recommends to the Board criteria for the selection of qualified directors. At a minimum, director candidates should have demonstrated accomplishment in his or her chosen field, character and personal integrity, and the ability to devote sufficient time to carry out the duties of an Equifax director. In addition, the Committee and the Board consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of the Board and assessment of the Board’s collective requirements. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of that background, reputation, knowledge and experience to Equifax and its Board (including the candidate’s understanding of markets, technologies and international operations); whether the candidate will complement or contribute to the mix of talents, skills and other characteristics that are needed to maintain the Board’s effectiveness; the candidate’s ability to fulfill responsibilities as a director and a member of one or more of Equifax’s standing Board committees; Board diversity; the candidate’s other board commitments; and whether the candidate is independent.

Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any Equifax shareholder entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. The deadline for submission of a nomination notice in connection with Equifax’s 2007 annual meeting of shareholders is January 17, 2007.

The Committee may consider and make recommendations to the Board concerning nominees for director submitted by the shareholders. In order for the Committee to consider such nominees, the nominating shareholder should submit a nomination notice in accordance with the procedures set forth in Section 1.12 of the Bylaws.

The nominating shareholder should expressly indicate that such shareholder desires that the Committee consider the shareholder’s nominee for inclusion with the Board’s slate of nominees for the applicable meeting. The nominating shareholder and shareholder’s nominee should also undertake to provide all other information the Committee or the Board may request in connection with their evaluation of the nominee.

Any shareholder’s nominee must satisfy the minimum qualifications for any director described above in the judgment of the Committee and the Board. In evaluating shareholder nominees, the Committee and the Board may consider all relevant information, including the factors described above, and additionally may consider the size of the nominating shareholder’s holdings in Equifax and the length of time such shareholder has owned such holdings; whether the nominee is independent of the nominating shareholder and able to represent the interests of Equifax and its shareholders as a whole; and the interests and/or intentions of the nominating shareholder.

No candidates for director nominations were submitted to the Governance Committee by any shareholder in connection with our 2006 annual meeting.

CODES OF CONDUCT

Equifax has adopted codes of ethics and business conduct applicable to its directors, officers and employees, available at www.equifax.com/corp/aboutefx/ethics/main.shtml. Any amendment or waiver of a provision of these codes of ethics that applies to any Equifax director or executive officer will also be disclosed there.

BOARD AND COMMITTEE MEETINGS

During 2005, the Board of Directors met 13 times and all directors attended at least 75% of the total Board meetings and meetings of the committees on which they serve.

The Board of Directors appoints committees to help carry out its duties. Board committees work on key issues in greater detail than is generally possible at full board meetings. Each committee regularly reviews the results of its meetings with the full board. Currently the Board has five committees composed entirely of independent directors as defined in the NYSE listing standards. Each of the Committees operates pursuant to a written charter. The charters of the committees can be viewed on Equifax’s website at www.equifax.com/corp/aboutefx/ethics/committee.shtml. Additional information on the committees is set forth below.

Director	Executive	Audit	Compensation, Human Resources & Management Succession	Finance	Governance
Number of meetings in 2005	0	9	4	5	4
Betty				X
Clendenin				X	X
Copeland	X	Chairman
Dahlberg		X
Humann	X		X		Chairman
Kennedy	X			Chairman	X
Prince	X		Chairman	X
Riddle	Chairman	X
Ward			X

Executive Committee.    Subject to Board discretion and applicable law, this Committee exercises the powers of the Board in managing Equifax’s business and property during the intervals between Board meetings.

Audit Committee.    This Committee is responsible for review of (1) the integrity of Equifax’s financial statements and other financial information, (2) Equifax’s systems for complying with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance, (4) the performance of Equifax’s internal audit function and (5) the integrity of Equifax’s internal controls and financial reporting processes. The Committee’s charter was amended in January 2004 and a copy was attached to the 2004 proxy statement as Appendix 1. The Board has determined that Mr. Copeland is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities and Exchange Commission (“SEC”).

Compensation, Human Resources & Management Succession Committee.    This Committee assists the Board in fulfilling its oversight responsibility with respect to (1) determining and evaluating the compensation of the Chief Executive Officer and the other executive officers, (2) approving and monitoring Equifax’s executive compensation plans, policies and programs and (3) advising management on succession planning and other significant human resources matters.

Finance Committee.    The Finance Committee has overall responsibility for reviewing Equifax’s financial goals and strategies, including strategic considerations in the allocation of corporate resources, and for oversight of Equifax’s financial policies, plans and programs.

Governance Committee.    The Governance Committee assists the Board with respect to (1) Board organization, membership and function, (2) committee structure and membership and (3) oversight of evaluation and compensation of the Board. The Committee exercises a leadership role in shaping Equifax’s corporate governance and recommends to the Board corporate governance principles. The Governance Committee is responsible for recommending to the Board nominees for director, as described above under “Corporate Governance and Board Information—Process for Nominating Potential Director Candidates.”

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Board believes that it is important for directors to make themselves available to Equifax’s shareholders by attendance at each annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. At last year’s annual meeting, all of the directors then in office were in attendance.

DIRECTOR COMPENSATION

Director Fees.    In 2005, non-employee directors received an annual retainer of $35,000, paid quarterly. Directors also received $1,500 for each Board and Committee meeting attended. In addition, the directors who acted as Chairs of Board Committees received an annual retainer of $5,000. A director who is an employee of the Company does not receive compensation for services as a director. The Company does not provide retirement benefits to non-employee directors under any current program.

Deferred Compensation Plan.    Under the Equifax Director Deferred Compensation Plan, a non-employee director may defer up to 100% of his or her retainer and meeting fees and invest them in Equifax common stock units. Each common stock unit is equal in value to a share of Equifax common stock. Common stock units track the performance of Equifax common stock, but do not receive dividend credit. In general, amounts deferred are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director (“Scheduled Withdrawal”). Equifax does not fund directors’ deferred accounts, but pays them out in cash from general funds of the Company after Board service ends, at the director’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a Scheduled Withdrawal. Equifax makes no contributions to this plan but pays all costs and expenses incurred in its administration.

Restricted Stock Units.    All incumbent and newly-elected members of the Board will be eligible to receive an annual restricted stock unit (“RSU”) grant of 3,000 shares at the conclusion of each annual meeting of Equifax’s shareholders. This grant will become fully vested one year after the date granted with accelerated vesting in the event of death, disability, retirement or Change in Control of Equifax. An initial grant of 4,000 RSUs is made to each new director upon election to the Board to support recruitment efforts and to engage new directors through equity ownership. Directors serving at the conclusion of the first Board meeting in 2005 received a one-time grant of 4,000 RSUs. This grant will vest on the third anniversary of the grant date with accelerated vesting in the event of death, disability, retirement or Change in Control of Equifax. No dividend equivalents are paid on outstanding RSUs. On October 28, 2004 and November 1, 2004, respectively, the Compensation, Human Resources & Management Succession Committee and the Governance Committee of the Board approved amendments to the Equifax Inc. 2000 Stock Incentive Plan to permit the issuance of deferred shares of Equifax common stock in the form of RSUs to non-employee directors of Equifax as part of its overall stock compensation plan for directors.

Stock Deferral Plan.    Non-employee directors are eligible to participate in the Equifax Director and Executive Stock Deferral Plan which permits a director to defer the receipt of any gains and the related taxation resulting from exercises of stock options and restricted stock units that meet certain requirements. Due to changes in federal tax laws, no deferral elections for stock options are currently permitted under the plan. Stock deferrals track the performance of Equifax common stock, but do not receive dividend credit. The director receives instead the right to a number of shares of deferred stock equal to such gain. In general, amounts deferred under the plan are not paid until the director retires from the Board. However, directors may also establish up to two sub-accounts from which amounts are to be paid on specific pre-retirement timetables established by the director (“Scheduled Withdrawal”). Amounts deferred are paid in Equifax common stock, at the director’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement distributions, or up to five years for a Scheduled Withdrawal. Equifax makes no contributions to this plan but pays all costs and expenses incurred in its administration.

Other.    Equifax reimburses all directors for travel and other necessary business expenses incurred in the performance of their services to Equifax. Directors are indemnified by the Company against certain liabilities relating to service as a director and the Company provides director and officer liability insurance. Directors are entitled to receive a complimentary subscription to Equifax’s Credit Watch Gold™ with 3-in-1 monitoring product.

Changes in Director Compensation for 2006.    During 2005, the Compensation, Human Resources & Management Succession Committee reviewed the compensation of non-employee directors, retaining the services of Hewitt Associates to assist in this review. The review covered compensation practices of comparable sized companies, including equity and cash compensation. After further review, the Governance Committee on February 21, 2006 approved an increase in the annual director retainer fee from $35,000 to $40,000, and an increase in the annual committee chairperson retainer fee from $5,000 to $7,500, effective as of January 1, 2006.

The table below presents the compensation provided by the Company to non-employee directors in 2005.

Name	Annual Cash Retainer	Annual Committee Chair Retainer	Board/ Committee Meeting Fees(1)	Total(2)	Restricted Stock Units(3)
Lee A. Ault III(4)	$17,500	$0	$13,000	$30,500	7,000
Garry Betty(4)	26,250	0	13,500	39,750	4,000
John L. Clendenin	35,000	1,250	30,000	66,250	7,000
James E. Copeland, Jr.	35,000	5,000	49,000	89,000	7,000
A. William Dahlberg	35,000	0	49,000	84,000	7,000
L. Phillip Humann	35,000	3,750	30,000	68,750	7,000
Lee A. Kennedy	35,000	3,750	33,000	71,750	7,000
Larry L. Prince	35,000	5,000	36,000	76,000	7,000
D. Raymond Riddle	35,000	6,250	34,500	75,750	7,000
Jacquelyn M. Ward	35,000	0	29,500	64,500	7,000

(1)	Includes committee fees paid for ad hoc CEO Search Committee meetings.
(2)	Excludes reimbursement for directors’ travel expenses incurred in connection with attendance at Board and Committee meetings.
(3)

On February 7, 2005 each director received a one-time grant of 4,000 restricted stock units each at a fair market value of $30.73 per unit on the grant date. On May 17, 2005 each director received an annual grant of 3,000 restricted stock units at a fair market value of $35.31 per unit on the grant date. Mr. Betty, upon his election as a director on May 17,

2005, received a one-time grant of 4,000 restricted stock units at a fair market value of $35.31 per unit on the grant date.
(4)	Mr. Lee A. Ault retired on May 17, 2005 and Mr. Betty was elected on that date.

DIRECTOR STOCK OWNERSHIP GUIDELINES

Equifax’s bylaws require all directors to own Equifax stock while serving as a director. In 2004, the Board also implemented stock ownership guidelines that require each non-employee director to own Equifax stock, the value of which is at least four times the annual cash retainer, no later than the fourth anniversary of the annual meeting at which the director was first elected to the Board.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is divided into three approximately equal classes with three-year terms. The terms are staggered so that the term of one class expires following each annual meeting of Equifax shareholders.

There are four nominees for election to our Board this year. The four Class I directors named below have been nominated by the Board, upon the recommendation of the Governance Committee, for election at this meeting to serve for a three-year term expiring at the 2009 annual meeting or until their successors have been elected and qualified. Mr. Prince and Ms. Ward have served as directors since 1988 and 1999, respectively. Mr. Betty was elected by the Board to serve as a director effective May 17, 2005. Mr. Smith was elected by the Board to serve as a director effective September 22, 2005 and as Chairman of the Board effective December 15, 2005. The Governance Committee assessed Messrs. Betty and Smith as candidates and unanimously recommended to the full Board that each be elected as a director serving in the class of directors whose term expires at the 2006 annual meeting. The Board agreed with the Committee’s recommendations. Information regarding the business experience of each nominee is provided below. All nominees for election have consented to being named in this proxy statement and to serve as directors if elected. If any of the nominees are unable to stand for election, proxies will be voted for the election of another candidate recommended by the Board. There are no family relationships among any of the directors, nominees for director or executive officers of the Company. Except for Mr. Smith, none of the director nominees is employed by the Company or any entity that is an affiliate of the Company.

Following the organizational meeting of the Board, which is held immediately following the annual meeting, we will have nine directors, eight of whom are non-employee directors. Lee A. Ault and Thomas F. Chapman retired from the Board on May 17, 2005 and December 15, 2005, respectively. D. Raymond Riddle has announced his intention to retire from the Board effective May 18, 2006. John L. Clendenin has agreed at the request of the Board to serve as a director beyond his normal retirement date in 2006 to provide continuity and the benefit of his long experience as a director of the Company as the Board seeks to fill the two remaining vacancies.

Our Board of Directors recommends a vote FOR the election of the four director nominees named below.

NOMINEES FOR ELECTION TO A TERM EXPIRING IN 2009 (CLASS I)

Garry Betty

Director since 2005. President, Chief Executive Officer and a director of EarthLink, Inc., an Internet service provider, since 2000, when EarthLink merged with Mindspring. He served as President, Chief Executive Officer and a director of EarthLink Network from 1996 to 2000. Age: 49

Larry L. Prince

Director since 1988. Retired Chairman of the Board and Chief Executive Officer of Genuine Parts Company, an automotive parts wholesaler. Chairman of the Board from August 2004 until February 2005, and Chairman of the Board and Chief Executive Officer from 1990 until August 2004. He remains a director of Genuine Parts Company and is also a director of SunTrust Banks, Inc., Crawford & Co. and John H. Harland Company. Age: 67

Richard F. Smith

Director since September 22, 2005. Chairman and Chief Executive Officer of Equifax since December 15, 2005 and Chief Executive Officer from September 19, 2005. Prior to that, Mr. Smith was Chief Operating Officer, GE Insurance Solutions, from 2004 to August 2005; President and Chief Executive Officer of GE Property and Casualty Reinsurance from 2003 to 2004; President and Chief Executive Officer of GE Property and Casualty Reinsurance—Americas of GE Global Insurance Holdings Corp from 2001 to 2003; and President and Chief Executive Officer, GE Capital Fleet Services from 1995 to 2000 and in various executive positions with General Electric Corporation. Age: 46

Jacquelyn M. Ward

Director since 1999. Outside Managing Director of Intec Telecom Systems, PLC, a computer software systems company, since December 2000 and before that Chairman and Chief Executive Officer of Computer Generation Incorporated. Ms. Ward is also a former Chairperson of the Board of Regents of the University System of Georgia and is a director of Bank of America Corporation, Flowers Foods, Inc., Sanmina-SCI Corporation, SYSCO Corporation and WellPoint, Inc. Age: 67

CONTINUING DIRECTORS

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2008 (CLASS II):

James E. Copeland, Jr.

Director since 2003. Retired Chief Executive Officer of Deloitte & Touche LLP and Deloitte Touche Tohmatsu, public accounting firms. He served in such capacity from 1999 until his retirement in 2003. Prior to that time, Mr. Copeland served as National Managing Partner and a member of the Office of the Chief Executive for Deloitte & Touche LLP. He is also a director of Coca-Cola Enterprises Inc. and ConocoPhillips. Age: 61

Lee A. Kennedy

Director since 2004. President and Chief Executive Officer of Fidelity National Information Services, Inc. since February 1, 2006. Mr. Kennedy served as Chairman and Chief Executive Officer of Certegy Inc. from February 2002 until February 1, 2006, when Certegy merged with Fidelity National Information Services, Inc. He was President and Chief Executive Officer of Certegy from July 2001 to February 2002. Prior to the spin-off of Certegy from Equifax, he served as President and Chief Operating Officer and a director of Equifax from June 1999 until June 2001. Age: 55

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2007 (CLASS III)

John L. Clendenin

Director since 1982 and Lead Director from 2002 until May 2004. Retired Chairman of the Board of BellSouth Corporation, a communications services company. He served as Chairman, President and Chief Executive Officer of BellSouth Corporation from October 1983 until his retirement in December 1996. He continued to serve as Chairman until December 1997. He is also a director of The Kroger Company, The Home Depot, Inc., Acuity Brands, Inc. and Powerwave Technologies, Inc. Age: 71

A. William Dahlberg

Director since 1992. Retired Chairman of the Board of Mirant Corporation, an international energy producer from August 2000 to January 2006. Previously, from 1995 until 2001, he served as Chairman and Chief Executive Officer of The Southern Company and, prior to that time, was President and Chief Executive Officer of Georgia Power Company. Age: 65

L. Phillip Humann

Director since 1992. Chairman and Chief Executive Officer of SunTrust Banks, Inc., a multi-bank holding company, since 2004. Served as Chairman, President and Chief Executive Officer of SunTrust Banks from 1998 to 2004. From 1991 to 1998 he served as President of SunTrust Banks. He is also a director of Coca-Cola Enterprises Inc., Haverty Furniture Companies, Inc. and the Federal Reserve Bank of Atlanta. Age: 60

RETIRING CLASS I DIRECTOR

D. Raymond Riddle

Director since 1989 and Lead Director since April 2004. Since 1996, retired Chairman of the Board and Chief Executive Officer of National Service Industries, Inc., a diversified manufacturing and service company. He is currently Chairman of the Board of AGL Resources Inc. and a director of Atlantic American Corporation and AMC, Inc. Age: 72

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Equifax’s consolidated financial statements for 2006. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2002 and also provided other permissible, pre-approved services. See “Independent Auditors’ Fees” on page 18. Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2006.  If the appointment is not ratified, the Audit Committee will reconsider it. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Equifax and its shareholders.

PROPOSAL NO. 3—APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE

GOALS FOR THE EQUIFAX INC. KEY MANAGEMENT INCENTIVE PLAN

Background

The Company’s shareholders are being asked to approve the material terms of the performance goals that may apply to performance bonuses granted under the Equifax Inc. Key Management

Incentive Plan (the “Restated Plan”). These include the revised performance criteria as well as the previously approved eligibility criteria for participation in the Restated Plan and $5 million maximum limit in any fiscal year of the Company for any award that may be paid to a participant. The Restated Plan amends and restates the previous Equifax Inc. Key Management Long Term Incentive Plan which was approved by shareholders in 2000. Shareholder approval of the Restated Plan is necessary to generally preserve the Company’s federal income tax deduction for performance-based compensation paid to certain executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Restated Plan provides elected officers and other key management personnel of the Company with performance incentives that are designed to align the interests of the participants, currently approximately 990, with those of the Company’s shareholders, to reward those who make substantial contributions to the success of the Company, and to assist in attracting and retaining the highest quality individuals in key executive positions.

The Restated Plan was approved in March 2006 by the Compensation, Human Resources & Management Succession Committee of the Company’s Board of Directors (the “Compensation Committee”), which is composed of non-employee independent directors and is responsible for the administration of the Restated Plan. The Compensation Committee has exclusive authority to (i) select the participants each year, (ii) establish award opportunities for each participant, (iii) establish the performance goals for each participant, and (iv) determine the extent to which the performance goals have been attained. The Compensation Committee may delegate its responsibilities under the Restated Plan to such individuals, including members of management, as the Compensation Committee may select, provided that no such delegation shall be made with respect to “covered persons” that will cause awards to such individuals to fail to qualify under Section 162(m) of the Code.

Section 162(m) of the Code

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other highest compensated officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m) of the Code. The requirements of Section 162(m) of the Code for performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation is paid. The material terms include (i) the employees eligible to receive compensation upon attainment of a goal, (ii) the business criteria on which the goals may be based and (iii) the maximum amount payable to an employee upon attainment of a goal. Although the Company’s shareholders previously approved the performance criteria under the Restated Plan, six new goals were added for 2006 as described below and Section 162(m) requires that performance criteria under plans such as the Restated Plan be approved by the Company’s shareholders every five years in order to meet the performance-based compensation exception to the limitation on deductions. Shareholder approval of the performance criteria under the Restated Plan serves the purpose of ensuring the tax deductibility of any awards under the Restated Plan.

Performance Criteria

The following summary of the material features of the performance criteria for awards under the Restated Plan is qualified by reference to a copy of the Restated Plan which is attached as Appendix A to this proxy statement.

Performance-based bonuses may be granted under the Restated Plan to elected officers of the Company and other key management personnel of the Company and its subsidiaries and affiliates.

Under the Restated Plan, performance-based bonuses are subject to the satisfaction of one or more performance goals during the applicable performance period. The performance goals for awards will be established by the Compensation Committee and will be designed to support the Company’s business strategy and align participants’ interests with shareholder interests. Performance goals will be based on one or more of the following business criteria:

•	earnings per share

•	economic value added

•	revenue

•	operating profit

•	net income

•	total return to shareholders

•	cash flow/net assets ratio

•	debt/capital ratio

•	return on total capital

•	return on equity

•	common stock price

The following additional business criteria have been added in the Restated Plan to the criteria previously approved by the shareholders in 2000:

•	operating margin

•	cash provided from operations

•	gross profit margin

•	capital expenditures

•	book value per share

•	price/earnings growth ratio

Achievement of the goals may be measured:

•	individually, alternatively, or in any combination;

•	with respect to the Company or a specific division, subsidiary, affiliate, department, region or function in which the participant is employed, or any combination of the foregoing;

•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; or

•	over a single year, a number of years, or an average over stated years.

At the end of each fiscal year, the Compensation Committee will certify the extent to which the performance objectives have been achieved for that year. In measuring performance, the Compensation Committee may adjust the Company’s financial results to exclude the effect of unusual charges or income items that distort year-to-year comparisons of results and other events, including acquisitions or dispositions of businesses or assets, recapitalizations, reorganizations or reductions-in-force. With respect to Named Executive Officers, the Compensation Committee shall consider the provisions of Section 162(m) in making adjustments for awards intended to comply with Section 162(m). The Compensation Committee may also make adjustments to eliminate the effect of changes in tax or accounting rules and regulations.

The Compensation Committee may, in its discretion, decrease the amount payable under an award to any participant. The Compensation Committee may, in its discretion, increase the amount payable under an award to a participant who is not a “covered employee” (as defined in Section 162(m) of the Code), but may not do so under an award to a participant who is a “covered employee.”

The maximum performance bonus that may be granted under the Restated Plan to any participant in any fiscal year of the Company is $5 million.

If the participant terminates employment with the Company prior to the end of the measurement period as the result of the participant’s death, disability or retirement, the Compensation Committee may waive the requirement of continued employment. In that case, the Compensation Committee has the discretion to award a portion of the award pro rata in proportion to the length of service during the measurement period.

If there is a “change in control” of the Company during any measurement period, then the participant will be entitled to receive an amount in cash equal to (i) the target payment if the change in control occurs during the first measurement year, or (ii) 150% of the target payment under the award if the change in control occurs after the first year (but no less than the projected payout determined on the effective date of the change in control if the change in control occurs during the last three months of the measurement period). For purposes of this plan, a “change in control” has a meaning that is substantially identical to the definition contained in several of the Company’s compensation plans and programs, including the Change in Control Agreements described on page 36 of this proxy statement.

The following table shows the maximum amounts of the awards that may be paid under the Plan to the executive officers named in the Summary Compensation Table if the performance goals for 2006 are achieved at the highest levels.

Name and Position	Dollar Value
Richard F. Smith, Chairman and Chief Executive Officer	$2,600,000
Donald T. Heroman, Corporate Vice President and Chief Financial Officer	499,400
Karen H. Gaston, Corporate Vice President and Chief Administrative Officer	447,900
Kent E. Mast, Corporate Vice President and Chief Legal Officer	447,100
Paul J. Springman, Corporate Vice President and Chief Marketing Officer	413,900
Thomas F. Chapman, former Chairman and Chief Executive Officer	0
Executive Officer Group	4,573,300
Non-Executive Director Group	0
Non-Executive Officer Employee Group	31,908,900

If the three material terms of the performance goals for “covered employees” referenced in the following paragraph are not approved by the shareholders, the Restated Plan as described in this summary for participants who are not expected to be “covered employees” may remain in full force and effect. Further, the Board retains the authority to develop and implement alternate means of fairly compensating executive officers, including the “covered employees,” whether or not the three material terms of the Restated Plan performance goals are approved.

Our Board of Directors recommends a vote FOR the approval of the material terms of the performance goals for the Restated Plan, including the revised business criteria on which performance goals are based, and continued use of the current eligibility criteria for participation in the Restated Plan and $5 million maximum limit in any fiscal year of the Company for any award that may be paid to a participant.

AUDIT-RELATED MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has furnished the following report for 2005. The Committee is comprised of Messrs. Copeland, Dahlberg and Riddle, all independent as defined in SEC and NYSE independence standards for Audit Committee members. In addition, our Board of Directors has determined that Mr. Copeland is an “audit committee financial expert” as defined in the SEC rules and satisfies the “accounting or related financial management expertise” criteria established by the NYSE. The Committee operates under a written charter adopted by the Board. A copy of this charter was attached to our 2004 proxy statement.

The Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls, the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the report on Equifax’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2005, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. Management represented to the Committee that Equifax’s consolidated financial statements were prepared in accordance with GAAP. The Committee also reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed and discussed with Ernst & Young LLP its attestation report on management’s assessment of internal control over financial reporting. The Committee does not provide any expert or special assurance as to Equifax’s consolidated financial statements concerning compliance with laws, regulations or GAAP. In performing the oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent auditors.

The Committee reviewed and discussed with Ernst & Young LLP, which is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with Ernst & Young LLP its independence from management and the Company, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Committee concluded that Ernst & Young LLP’s provision of non-audit services to Equifax and its affiliates, as described on page 18 of this proxy statement under “Policy on Pre-Approval of Independent Auditor Services,” is compatible with Ernst & Young LLP’s independence.

The Committee reviewed and discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Equifax’s internal controls, the overall quality of Equifax’s financial reporting, and other matters.

In addition, the Committee reviewed key initiatives and programs directed at strengthening the effectiveness of Equifax’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of Equifax’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on the reviews, discussions and representations referred to above, and subject to the limitations on our role and responsibilities referred to above, the Committee recommended to the Board of Directors that the Board approve the inclusion of Equifax’s audited consolidated financial statements in Equifax’s Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Committee has also selected Ernst & Young LLP as Equifax’s independent registered public accounting firm for the year ending December 31, 2006 and is presenting the selection to the shareholders for ratification at the 2006 annual meeting.

Respectfully submitted,

THE AUDIT COMMITTEE

James E. Copeland, Jr., Chairman

A. William Dahlberg

D. Raymond Riddle

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by Ernst & Young LLP. The Chairman of the Audit Committee may pre-approve additional permissible proposed non-audit services in amounts not exceeding $75,000 that arise between Committee meetings, provided that the Audit Committee is informed of the decision to pre-approve the services at its next scheduled meeting.

POLICY ON HIRING EMPLOYEES OR FORMER EMPLOYEES OF INDEPENDENT AUDITOR AND PARTNER ROTATION

The Audit Committee has adopted restrictions on the hiring by the Company of any current or former employee of Ernst & Young LLP as our chief executive officer, chief financial officer, controller or chief accounting officer (or any equivalent position), or in an accounting or financial reporting oversight role, who has participated in the Equifax audit engagement in any capacity during the one-year period preceding the date of initiation of Equifax’s audit. The Committee also requires key Ernst & Young LLP partners assigned to our audit to be rotated at least every five years.

INDEPENDENT AUDITORS’ FEES

In connection with the audit of the 2005 consolidated financial statements, the Company entered into an agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

The following table summarizes the aggregate fees (including related expenses) for professional services provided by Ernst & Young LLP for 2005 and 2004. The Audit Committee pre-approved all 2005 and 2004 services.

Services	2005	2004
Audit Fees(1)	$3,220,756	$3,262,420
Audit-Related Fees(2)	187,964	270,280
Tax Fees(3)	328,311	90,034
All Other Fees(4)	0	0
Total Fees	$3,737,031	$3,622,734

(1)	Audit Fees were for professional services rendered for the audit of Equifax’s annual consolidated financial statements, issuance of consents, statutory audits and review of documents filed by Equifax with the SEC and accounting consultation on various accounting matters. Audit Fees for 2005 and 2004 include review of management’s report on the effectiveness of Equifax’s internal control over financial reporting.
(2)	Audit-Related Fees were for engagements traditionally performed by an auditor, such as statutory audits not relied upon for the consolidated financial statements audit, employee benefit plan audits, consultation concerning financial accounting and reporting and due diligence related to potential business acquisitions and dispositions.
(3)	Tax Fees included consultation on tax matters, and expatriate employee tax services.
(4)	There were no other professional services rendered in 2005 and 2004.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table shows the amount of Equifax common stock beneficially owned (unless otherwise indicated) by our current directors, nominees for director and executive officers, as a group. No individual director, nominee or executive officer beneficially owned more than 1% of Equifax’s common stock. The total beneficial ownership by directors, nominees and executive officers as a group represented approximately 2.5% of outstanding shares. Except as otherwise indicated, all information is as of March 9, 2006.

Name	Exercisable Stock Options(1)	Number of Shares Owned(2)	Number of Deferred Share Equivalent Units(3)
Garry Betty	0	4,000	0
John L. Clendenin	20,756	23,029	6,323
James E. Copeland, Jr.	7,000	12,043	5,252
A. William Dahlberg	20,756	22,915	16,116
Karen H. Gaston	202,555	84,703	18,500
Donald T. Heroman	136,250	84,457	31,855
L. Phillip Humann	20,756	20,890	25,785
Lee A. Kennedy	0	7,516	0
Kent E. Mast	147,000	87,343	13,500
Larry L. Prince	20,756	19,772	24,190
D. Raymond Riddle	20,756	37,221	25,769
Richard F. Smith	18,750	124,942	0
Paul J. Springman	126,227	56,875	14,856
Jacquelyn M. Ward	17,378	13,728	15,346
All directors, nominees and executive officers as a group (15 persons)(4)(5)	764,940	2,370,711	197,492

(1)	This column lists the number of shares of Equifax common stock that the directors, nominees and executive officers had a right to acquire as of or within 60 days after March 9, 2006 through the exercise of director or employee stock options, as applicable.

(2)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, all shares owned through Equifax’s 401(k) savings plan, restricted stock units, and shares held through family trust arrangements.
(3)	Reported in this column are share equivalent units credited to a director’s or executive officer’s account under various deferral plans maintained by Equifax, including deferred fees, deferred compensation and stock acquisition plans. The units track the performance of Equifax common stock but do not confer on the holder voting or investment power over shares of common stock. The units are payable in cash on final distribution and do not include the reinvestment of dividends.
(4)	Includes 1,764,538 shares (approximately 1.3% of the outstanding shares) over which Michael G. Schirk, the Company’s Treasurer, shares voting and investment power as Investment Officer for Equifax’s defined benefit retirement plans, including the Equifax Inc. U.S. Retirement Income Plan and the Equifax Inc. Pension Plan.
(5)	The table does not include Thomas F. Chapman, who was an executive officer and director during 2005, but not on March 9, 2006. As of September 19, 2005 (his last day as an executive officer), Mr. Chapman beneficially owned 192,529 shares, of which 7,301 shares were owned through the Company’s 401(k) savings plan; held 137,000 restricted stock units (all of which vested on December 15, 2005); and held options to acquire 773,663 shares (all of which were exercisable or became exercisable on December 15, 2005). The shares owned by Mr. Chapman on September 19, 2005 represent less than 1% of the shares issued and outstanding on March 9, 2006.

BENEFICIAL OWNERSHIP OF MORE THAN 5 PERCENT OF THE COMMON STOCK

The following table shows the number of shares of common stock owned by each person who, we believe, beneficially owned more than five percent of Equifax’s outstanding common stock as of March 9, 2006. There are no arrangements known to Equifax that may result in a change in control of Equifax upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Class
Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, California 94105	9,190,139	7.08%

(1)	Information based on a Schedule 13G filed by Barclays Global Investors, NA (“Barclays”) with the SEC on January 26, 2006, setting forth information as of December 31, 2005. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of Equifax’s stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Equifax believes that during 2005 its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exceptions noted herein. One late Form 4 report was filed by Kent E. Mast on May 2, 2005 to report a sale of shares on April 25, 2005. One late Form 4 transaction was reported by Thomas F. Chapman on Form 5 on January 20, 2006 regarding a disposition of shares for tax withholding purposes on December 15, 2005. In making these statements, Equifax has relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to Equifax and the written representations of its directors, executive officers and 10% shareholders.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

The Compensation, Human Resources & Management Succession Committee of the Board (the “Compensation Committee”) has furnished the following report for 2005, covering guiding principles, executive officer compensation, executive compensation policy decisions and Chief Executive Officer (CEO) compensation.

The Compensation Committee consists exclusively of non-employee, independent directors and is responsible for establishing and administering the programs that govern the compensation and benefits of executive officers of the Company, including the six executive officers named in this proxy statement. We have engaged Hewitt Associates to regularly consult with us, attend our meetings and advise us on CEO and other compensation matters.

Guiding Principles

The Compensation Committee’s objective is to attract and retain the most highly qualified executive officers in a manner which provides incentives to create shareholder value. We seek to align executive pay with executive performance. This objective is accomplished by establishing pay which is designed to attract and retain the best management talent available while at the same time providing both significant risk and opportunity for reward based on Company and individual performance against pre-established goals. For example, under the total compensation structure established for Richard F. Smith, our Chairman and CEO, 80% of his compensation is at risk based on annual Company performance and Company stock appreciation. For all other Company executive officers, at least 64% of their total compensation is similarly at risk.

Executive officer annual compensation as related in the Summary Compensation Table on page 29 includes salary, annual cash incentives and long-term stock-based incentives. Incentive awards are determined by Company and individual performance under the Company’s Annual Incentive Plan (AIP), adopted under the shareholder-approved Key Management Long Term Incentive Plan, which is proposed to be reapproved by the shareholders as the Key Management Incentive Plan (Proposal No. 3 in this proxy statement). Equity incentives are provided under the shareholder-approved 2000 Stock Incentive Plan by stock options and restricted stock units (RSUs) which provide longer-term compensation opportunities based on increases in the value of the Company’s stock and in some cases based on pre-established performance objectives.

In addition, the Company maintains a non-tax qualified defined benefit plan for certain executives designed to provide retirement benefits that supplement benefits payable under the Company’s tax qualified employee retirement benefit plans. The Company also offers executives the opportunity to voluntarily defer (i) a portion of their annual compensation, through a nonqualified Executive Deferred Compensation Plan, and (ii) gains from certain stock option exercises and upon the vesting of restricted stock units, through a nonqualified Director and Executive Stock Deferral Plan. For a description of these plans and benefits accrued by the named executive officers thereunder, see page 33.

The Compensation Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stock price performance, and encourages executive recruitment and retention. Of the current named executive officers, only Mr. Smith and Mr. Heroman have an employment contract with the Company, and only Mr. Smith has rights to any guaranteed severance payments in the event of termination, other than the December 2004 transition/retention RSUs discussed below.

In determining actual compensation levels for the CEO and other executive officers, the Compensation Committee considers many factors, including competitive market data, overall Company performance, business unit performance, and individual contributions. In determining 2005 compensation levels, the Compensation Committee relied on market data provided by Hewitt Associates. For named executive officers, this data consisted of compensation information for a group of 19 peer companies (Acxiom Corp., Advo, Inc., Bisys, Inc., Choicepoint Inc., Convergys Corp., Dow Jones & Co. Inc., Dun & Bradstreet Corp., Fair Isaac Corporation, First Data Corp., Fiserv Inc., Harte Hanks Inc., Intuit Inc., Knight Ridder Inc., McGraw-Hill Companies Inc.,

Moody’s Corp., NCO Group Inc., Teletech Holdings Inc., Total System Services Inc. and Valassis Communications Inc.), as well as information from Hewitt’s general industry database. Hewitt Associates found this peer group to be representative of the financial information and business services industries in which Equifax competes and, at $1.2 billion median revenue, a reasonable benchmark for companies of Equifax’s size. Data from Hewitt’s broad database have been adjusted to reflect the Company’s annual revenue size.

In general, the Company’s philosophy is to target salary for the management team, including the named executive officers other than the CEO, at the 50th to 65th percentile of Hewitt’s survey data, and to target other compensation for this group at the 50th percentile of such data, taking into consideration length of service and individual, Company and business unit performance.

Executive Officer Compensation

Base Salary.    Base salary levels are the fixed portions of the executive compensation package. Salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, the Company’s overall annual budget for merit increases and the executive’s individual performance. In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally maintained between the 50th to 65th percentile level of survey data. Base salaries are reviewed and adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels. The salaries we paid to our four most highly paid executive officers in addition to the CEO for the past three years are shown in the Summary Compensation Table on page 29. Base salary represented approximately 27% of total direct compensation in 2005.

Annual Incentive.    The AIP rewards employee participants for Company financial performance, as measured by diluted earnings per share from continuing operations (EPS)(weighted 65%), total revenue (weighted 15%) and performance against individual objectives (weighted 20%). For 2005, the threshold and target incentive opportunities as a percentage of the executive’s annual base salary were 15% and 60%, respectively. The maximum incentive opportunity was 200% of the target incentive. The annual incentive for the CEO is described below in the sections on compensation of Richard F. Smith and Thomas F. Chapman. For 2005, the target goal for EPS from continuing operations was $1.71, representing an increase of 6% from the adjusted actual result for 2004. The actual result for 2005 was $1.86 per share, but was adjusted to $1.79 by the Compensation Committee for purposes of AIP award determination. The revenue target goal for 2005 was $1,365.0 million, representing a 7% increase from the adjusted actual result for 2004. The actual result for 2005 was $1,443.4 million, but was adjusted to $1,382.2 million by the Compensation Committee for purposes of AIP award determination. The Compensation Committee believes that the primary emphasis on EPS and total revenue appropriately focuses all participants on overall Company performance, while the individual measures hold senior management accountable for achieving and exceeding their individual objectives. Annual incentive award levels are targeted to deliver short term incentive compensation at the median level relative to Hewitt’s database. The AIP awards to the four most highly paid executive officers in addition to the CEO for the past three years are shown in the Summary Compensation Table. Annual incentive represented approximately 29% of total direct compensation in 2005.

Long-Term Incentives.    The Compensation Committee also administers the Equifax Inc. 2000 Stock Incentive Plan. The Compensation Committee determines, based in part on the recommendations of the CEO (other than with respect to the CEO), the amount of options and RSUs to be granted to executive officers and other eligible recommended employees. The Compensation Committee’s determination of option grants and RSU awards in 2005 and in past years, as reflected in the Summary Compensation Table, took into consideration general market award values of past grants to executive officers (including the CEO), the grant’s impact on total compensation, contributions to the Company during the last completed year, and potential for contributions in the future.

Stock options are granted at the market price of the Company stock on the date of grant; generally vest in 25% increments on the grant date and on each of the next three anniversaries of the grant date; and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied solely to increases in the price of the Company’s stock. While options are generally awarded based on the influence an executive position is considered by the Committee to have on shareholder value and general market award value, the number of options awarded may vary based on the level of an individual executive officer’s contribution to the Company in a particular year, based, in part, on the recommendation of the CEO.

During fiscal year 2005, the named executive officers (other than Mr. Smith) received stock option grants consistent with the Company’s annual equity grant strategy, and no additional RSU grants (other than as noted below for Mr. Smith). The total number of stock options granted to all employees in 2005 was approximately 0.6% of the Company’s outstanding common shares. These incentive opportunities are designed to provide long-term incentives at approximately the median level compared to a blend of the Hewitt database and peer group information. The long-term incentive awards granted to our four most highly paid executive officers in addition to the CEO for the past three years are shown in the Summary Compensation Table. Long-term incentives (including recognition of a portion of the multi-year RSUs granted in December 2004) represented approximately 44% of total direct compensation in 2005.

December 2004 Transition/Retention RSUs.    In December 2004, we granted RSUs as part of a program to provide stability in our senior management team through special retention protection to certain key executives as the Company transitioned to a new CEO. The grants replaced the next three annual RSU grants, and vest in one-third increments on the third, fourth and fifth anniversaries of the grant date. The grant value of the awards was approximately two times the executive’s annual base salary and bonus. The awards will vest in the event the executive is terminated without cause or the executive resigns for good reason, which terms are defined to include an event that would typically trigger severance payments. Mr. Heroman, Ms. Gaston, and Mr. Mast each received 42,000 RSUs and Mr. Springman received 30,000 RSUs.

Other Benefit Programs.    Executives receive indirect compensation through participation in employee benefit plans available to all employees of the Company, including 401(k) savings, medical, health, life insurance and disability plans and tax-qualified retirement plans.

Perquisites.    The Company provides executive officers with perquisites that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. The Compensation Committee believes that these perquisites help the Company to attract and retain the best management talent. These perquisites include financial planning and tax services not to exceed $50,000 for the CEO and $15,000 per year for other eligible officers, club memberships, life insurance, personal excess liability insurance and allowances for payroll taxes associated with these benefits as reported under the “Other Annual Compensation” column, and life insurance as reported under the “All Other Compensation” column of the Summary Compensation Table.

Executive Compensation Policy Decisions

In addition to establishing the compensation elements described above, we have adopted a number of policies to further the goals of our executive compensation program, particularly with respect to closely aligning our executives’ interests with our shareholders’ long-term interests.

Stock Ownership Guidelines.    Our stock ownership guidelines are designed to increase executives’ equity stakes in Equifax and to align executives’ interests more closely with those of our shareholders. The guidelines provide that the CEO should attain an investment position in Equifax’s stock equal to six times his base salary or, in the alternative, ten times base salary in outright ownership plus vested, unexercised stock options, and all other named executive officers should retain an investment position equal to three times base salary in outright ownership or, in the alternative, six times annual base salary in outright ownership plus vested, unexercised stock options.

Prohibition on Repricing Stock Options.    Our policy is to prohibit the repricing of stock options. Section 16(b) of Equifax’s 2000 Stock Incentive Plan requires shareholder approval for any option repricing.

Employment and Severance Agreements.    The Company only provides employment agreements to executive officers in limited circumstances, such as where deemed necessary by the Committee to provide short-term employment security to newly hired executives and to retain key executives. These agreements typically do not exceed three years. Executive officers serve at the will of the Board. The only exceptions to this policy we have made recently are the employment agreements of Messrs. Smith and Heroman. Similarly, Equifax generally does not enter into severance agreements with executive officers when they are hired or promoted, allowing the Compensation Committee to exercise its business judgment in approving appropriate separation agreements in light of the relevant circumstances if an officer is removed. The only exceptions to this policy we have made recently are in the employment agreement for Mr. Smith and the previously described December 2004 transition/retention RSUs entered into with executive officers and the transition agreement with Mr. Chapman described herein, in each case for a limited duration and designed to ensure an orderly transition to a new CEO.

Policy on Recouping Incentive Compensation in Specified Circumstances.    Since 2004, awards of stock options and RSUs generally have been subject to cancellation, rescission or suspension by the Compensation Committee or recoupment if the recipient engages in actions deemed to be detrimental to the Company, as defined in the award agreements, during the recipient’s employment with the Company or for a period of 12 months after termination of the recipient’s employment by the Company (24 months in the case of RSUs), subject to the terms of any employment agreement.

Change-in-Control Policy.    Equifax has entered into change in control agreements with executive officers. The agreements are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in control of Equifax. The agreements provide for compensation following a change in control of the Company and are generally double-triggered, meaning that compensation is payable only (1) after a change in control actually takes place and (2) if a covered executive’s job is effectively terminated because of the control change.

Tax Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of its four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based compensation” (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). The Company believes that the annual incentive bonuses, stock options and RSUs reported in the Summary Compensation Table will be deductible when paid except for non-performance based RSUs granted to executive officers, the non-performance based annual incentive compensation and RSUs granted to Mr. Smith in 2005 to replace the value of certain benefits that would have been available to Mr. Smith from his previous employer and the portion of his salary and perquisites which exceeds the $1 million limit, and the component of annual incentive bonus that is based on individual performance. The Compensation Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for deductibility if the Compensation Committee concluded that this was in the Company’s best interests.

Compensation for Richard F. Smith

The cash compensation of the CEO is established by the Compensation Committee in generally the same way as cash compensation is determined for other executive officers, and the Compensation Committee employs generally the same criteria for option grants and RSU awards as apply to other executive officers, taking into consideration the CEO’s responsibility for the total enterprise and the CEO’s individual performance.

After a thorough search for a new CEO to replace Thomas F. Chapman upon his announced intention to retire as CEO and Chairman, Mr. Smith became Chairman-Elect and CEO on September 19, 2005 and Chairman and CEO on December 15, 2005. Mr. Smith, who was serving as Chief Operating Officer of GE Insurance Solutions (and had over 20 years of experience with GE) at the time he was approached by Equifax, had significant retention incentives in place commensurate with his role and tenure at GE. Accordingly, in determining an appropriate compensation package to recruit Mr. Smith, the Compensation Committee considered the value of the compensation that Mr. Smith would forfeit by leaving GE, as well as competitive data from Hewitt Associates on CEO compensation among Equifax’s peers. As a result of this process, in August 2005 the Compensation Committee agreed to provide Mr. Smith with the employment agreement summarized on page 35. As part of the decision-making process, the Compensation Committee considered all elements of Mr. Smith’s remuneration package, including the value of benefits and perquisites.

Mr. Smith received total compensation from Equifax of $7,182,893 in 2005, including $350,000 in salary, $1.3 million in guaranteed annual incentive equal to 100% of his annual base salary, $2,675,444 and 34,942 RSUs vesting in three years as a one-time value replacement bonus and 50,000 RSUs vesting in three years, as shown in the Summary Compensation Table on page 29. He also received perquisites and other compensation in 2005 as shown in the Summary Compensation Table.

The Compensation Committee believes that the total remuneration program for Mr. Smith is consistent with the overall compensation and benefits philosophy of the Company and is appropriately positioned in comparison to his peers.

Compensation for Thomas F. Chapman

Mr. Chapman served as CEO of the Company until September 19, 2005 and as Chairman until December 15, 2005. Mr. Chapman provided stability and continuity to Equifax during the transitional period from August 2004, when he advised the Board that he planned to retire, until his retirement. The Board requested that Mr. Chapman remain as Chairman and CEO through 2005 or to such earlier date as may be necessary to ensure an orderly transition to a successor CEO. On December 17, 2004, Equifax entered into a transition agreement with Mr. Chapman which was approved by the Compensation Committee and the Board. The terms of this agreement, including post-retirement benefits, are summarized on page 36 under “Thomas F. Chapman Transition Agreement.”

Pursuant to the terms of the Transition Agreement, Mr. Chapman earned total compensation of $5,100,004 in 2005, including $910,018 in salary, $1,515,000 in RSUs (50,000 units), $1,350,000 in restricted cash award and $1,324,986 for his Annual Incentive Plan award ($910,018 of his 2005 Annual Incentive Plan award was guaranteed and paid in December 2005, and the remainder was paid in February 2006). His base salary was increased in March 2005 to $915,975, representing an increase of 3.5%. In approving the salary increase, the Compensation Committee considered competitive salaries for comparable job responsibilities and Mr. Chapman’s individual performance. While the salary component of Mr. Chapman’s 2005 cash compensation was predetermined for the year, the annual incentive award was guaranteed at the greater of 100% of annual base salary or a level of up to 160% based on the Company’s net earnings, revenue and Mr. Chapman’s individual performance for 2005 as explained above under the heading “Executive Officer Compensation—Annual Incentive” on page 22. On December 15, 2005, Mr. Chapman’s outstanding stock options and RSU awards became fully vested. He also received perquisites and other compensation in 2005 as shown in the Summary Compensation Table. In light of the short-term transition compensation benefits described herein, in 2005 Mr. Chapman did not receive grants of options or a long-term incentive award, although his February 2005 award of 50,000 RSUs vested on December 15, 2005.

Review of all Components of Executive Compensation

The Compensation Committee has reviewed all cash and equity components of the Company’s named executive officers, including salary, bonus, and long-term equity compensation. In addition, the Compensation Committee has reviewed and considered other indirect elements of the named executive officers compensation including participation in tax qualified and non-qualified retirement plans, as well as certain perquisites available to the named executive officers. These perquisites are not a significant element of the executive’s compensation. When considering any one component of the named executive officers’ total compensation, the Compensation Committee considers such component based on the aggregate amounts and mix of all the components, taken as a whole. Based on this review, the Compensation Committee finds that the total compensation paid to the named executive officers in 2005 was reasonable and not excessive.

Respectfully submitted,

THE COMPENSATION, HUMAN RESOURCES & MANAGEMENT SUCCESSION COMMITTEE

Larry L. Prince, Chairman

L. Phillip Humann

Jacquelyn M. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation, Human Resources & Management Succession Committee is or has been one of our officers or employees. None of our executive officers serves, or served during 2005, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board or the Compensation, Human Resources & Management Succession Committee.

STOCK PERFORMANCE GRAPHS

The following five and ten year performance graphs compare our total shareholder return (assuming reinvestment of dividends) with the Standard and Poor’s Composite Stock Index (S&P 500) and those of two peer groups, the Dow Jones General Industrial & Commercial Services Index (“Old Peer Group Index”), and the Dow Jones U.S. General Financial Index into which Equifax was moved in 2005. The Company believes the Dow Jones U.S. General Financial Index provides a more representative sample of enterprises in our primary lines of business.

The graphs assume $100 was invested at the per-share closing price of the common stock on the New York Stock Exchange on each of December 31, 2000 and 1995, respectively, in Equifax and each of the indices. On July 7, 2001, the spin-off of Certegy Inc. as a stock dividend was completed. The distribution of the Certegy shares to Equifax shareholders is treated as a special dividend for purposes of calculating shareholder return. It is assumed that the shares of Certegy received by shareholders were sold at the when-issued closing market price on July 7, 2001 and all of the proceeds were reinvested in shares of Equifax common stock at the when-issued closing market price on the same date. These graphs do not forecast future performance of our common stock.

SUMMARY COMPENSATION TABLE

The following table contains information with respect to the Chief Executive Officer, the four other most highly compensated individuals who were executive officers of Equifax at December 31, 2005, and Thomas F. Chapman, former Chairman and Chief Executive Officer, who retired on December 15, 2005 (the “Named Executive Officers”).

	Annual Compensation				Long-Term Compensation
					Grants		Payouts
Name and Principal Position	Year	Salary($)(2)	Bonus($)	Other Annual Compensation ($)(3)	Restricted Stock Grants ($)(4)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)(5)
Richard F. Smith(1) Chairman and Chief Executive Officer	2005 2004 2003	350,000 0 0	3,975,444 0 0	468,189 0 0	2,857,449 0 0	0 0 0	0 0 0	600 0 0

Donald T. Heroman Corporate Vice President and Chief Financial Officer	2005 2004 2003	405,858 402,560 370,569	443,116 371,643 288,896	28,293 23,782 20,231	0 1,433,640 211,100	35,000 30,000 30,000	0 0 0	14,580 14,430 14,280

Karen H. Gaston Corporate Vice President and Chief Administrative Officer	2005 2004 2003	359,577 350,269 321,494	392,586 344,384 250,636	49,693 43,756 9,379	0 1,433,640 211,100	35,000 30,000 30,000	0 0 0	31,168 14,430 14,280

Kent E. Mast Corporate Vice President and Chief Legal Officer	2005 2004 2003	358,881 355,130 326,902	391,827 349,164 235,239	44,353 32,617 13,954	0 1,382,280 211,100	35,000 25,000 30,000	0 0 0	30,343 29,910 29,760

Paul J. Springman Corporate Vice President and Chief Marketing Officer	2005 2004 2003	331,251 329,508 309,794	359,806 269,966 170,294	55,744 33,965 13,791	0 969,000 96,250	20,000 14,000 14,000	0 0 0	47,977 29,965 10,260

Thomas F. Chapman Former Chairman and Chief Executive Officer	2005 2004 2003	910,018 914,434 848,134	1,324,986 1,125,668 572,044	178,866 162,575 276,773	1,515,000 1,078,560 866,250	0 140,000 150,000	0 0 0	50,137 85,350 85,200

(1)	Mr. Smith became an executive officer on September 19, 2005. Bonus amount for 2005 includes a $1.3 million guaranteed annual incentive and a $2,675,444 value replacement award.
(2)	Amounts for 2004 reflect an additional pay period for all U.S. employees due to the Company’s biweekly payroll calendar.
(3)	Amounts represent the reimbursement of taxes on certain personal benefits, including executive financial planning and tax services, club memberships, life and excess liability insurance. In the case of Mr. Smith, in 2005 such amount also includes payments of $467,110 in consideration for his relocation from Leawood, Kansas to Atlanta, Georgia to serve as Chairman and CEO of Equifax. For Mr. Chapman, this amount includes perquisites in excess of reporting thresholds ($50,000 of his perquisites in 2005 were financial planning and tax services; $49,477 of his perquisites in 2004 were financial planning and tax services; and $127,254 of his perquisites in 2003 were the incremental actual cost to Equifax of personal air travel at the request of the Board). The value of executive perquisites otherwise includable as Other Annual Compensation did not exceed the lesser of $50,000 or 10% of the compensation reported in the table for the other Named Executive Officers.
(4)

Reflects restricted stock units (RSUs) which are valued as of the grant date. As of December 31, 2005, total RSU awards outstanding and related fair market values were as follows: Mr. Smith — 84,942 RSUs ($3,229,495); Mr. Heroman — 62,000 RSUs ($2,357,240); Ms. Gaston — 62,000 RSUs ($2,357,240); Mr. Mast — 60,000 RSUs ($2,281,200); and Mr. Springman — 40,000 RSUs ($1,520,800). Each of Ms. Gaston and Messrs. Heroman and Mast received an RSU award in December 2004 in the amount of 42,000 RSUs, and Mr. Springman received 30,000 RSUs, which replaced the next three annual grants and was intended to provide special retention and severance protection. These grants are included in the values reported in this footnote. The grant value of the awards is equal to approximately two times the executive’s annual base salary and bonus. The RSUs will generally vest in three equal annual installments if the executive remains employed by Equifax, beginning on the third anniversary of the date of grant, subject to earlier vesting in the event of the executive’s death, disability, termination of employment without cause or resignation of the executive for good reason, including among other reasons, a reduction in the executive officer’s responsibilities. If the executive retires from employment with Equifax prior to the third anniversary of the date of grant of the RSUs, one-third of such RSUs will vest in any event, two-thirds will vest if the executive was employed by Equifax on the first anniversary of the date of grant and 100% will vest if the executive was employed by Equifax on the second anniversary of the date of grant, consistent with the normal vesting provisions that would apply to the next three annual RSU grants upon an executive’s retirement. Dividends are not credited to RSUs.

(5)	Includes Company matching contributions to 401(k) savings plans of the following (maximum per officer: $6,300 in 2005, except for Mr. Smith who received $0; $6,150 in 2004; and $6,000 in 2003). Also included for 2005 are amounts previously funded by Equifax under the Executive Life and Supplemental Retirement Insurance Plan which were used to provide current life insurance for certain officers as follows: Mr. Smith ($600); Mr. Heroman ($8,280); Ms. Gaston ($24,868); Mr. Mast ($24,043); Mr. Springman ($41,677); and Mr. Chapman ($43,837). No premiums have been paid in respect of the policies for Ms. Gaston and Messrs. Mast and Chapman subsequent to the July 30, 2002 effective date of the Sarbanes-Oxley Act or, with respect to Mr. Springman, subsequent to his designation as an executive officer; insurance based on prior premiums may continue so long as not materially modified. The insurance policies provided to Messrs. Heroman, Smith and Springman provide insurance protection only, through a policy owned by Equifax.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information on stock options granted during 2005 to the Named Executive Officers.

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Or Base Price ($/Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%	10%
Richard F. Smith	0	0%	$—	—	$0	$0
Donald T. Heroman	35,000	4.7%	$30.30	2/3/2015	$666,943	$1,690,164
Karen H. Gaston	35,000	4.7%	$30.30	2/3/2015	$666,943	$1,690,164
Kent E. Mast	35,000	4.7%	$30.30	2/3/2015	$666,943	$1,690,164
Paul J. Springman	20,000	2.7%	$30.30	2/3/2015	$381,110	$965,808
Thomas F. Chapman	0	0%	$—	—	$0	$0

(1)	Non-qualified stock options have a ten-year term and generally vest 25% on grant date and 25% on each of the next three grant date anniversaries if the holder remains employed by Equifax on those dates. In the event of a change in control of Equifax, options held by executive officers of Equifax will vest in full.
(2)	Percentage of options granted in 2005.
(3)	The exercise price equals 100% of the fair market value of the common stock on the date of grant, and may be paid in cash or cash equivalent acceptable to the Compensation, Human Resources & Management Succession Committee of the Board or by the surrender of shares of common stock held for at least six months with an aggregate fair market value that is not less than the option price.
(4)	The potential realizable value assumes that the fair market value of Equifax common stock on the date the option was granted appreciates at the indicated annual growth rate (which is set by the rules of the SEC), compounded annually, for the option term. These growth rates are not intended by Equifax to forecast future appreciation, if any, of the price of common stock, and Equifax expressly disclaims any representation to that effect.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table contains the aggregate number of shares of common stock underlying stock options exercised in 2005 and the number of shares underlying stock options held by each Named Executive Officer as of December 31, 2005.

Name	Shares Acquired on Exercise(#)(1)	Value Realized ($) or Payout(2)	Number of Securities Underlying Unexercised Options as of 12/31/05 (#)		Value of Unexercised In-the-Money Options as of 12/31/05 ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard F. Smith	0	0	0	0	0	0
Donald T. Heroman	0	0	106,250	48,750	1,435,925	514,575
Karen H. Gaston	24,856	516,626	190,827	48,750	2,679,680	514,575
Kent E. Mast	16,556	178,281	122,987	46,250	1,602,508	483,725
Paul J. Springman	7,544	58,834	107,727	25,750	1,790,419	272,568
Thomas F. Chapman	1,224,390	9,243,950	457,576	0	6,067,202	0

(1)	The number of shares underlying options exercised in 2005 by the Named Executive Officers.
(2)	The difference between the market price of the common stock on the exercise date and the option price multiplied by the number of shares acquired upon exercise.
(3)	The value of unexercised, in-the-money options is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options multiplied by the difference between $38.02, the closing price on December 30, 2005, and the exercise price of all such options. The actual value, if any, realized on the options will depend on the difference between the market price of the common stock on the exercise date and the option exercise price.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows certain issuance and exercise information regarding outstanding grants and shares available for grant under Equifax’s equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(4)
Equity Compensation Plans Approved by Security Holders(1)	5,468,172	$23.02	1,903,733
Equity Compensation Plans Not Approved by Security Holders(2)	1,674,003	$21.36	0
Total	7,142,175	—	1,903,733

(1)	Includes stock option and restricted stock unit grants under the Equifax Inc. 2000 Stock Incentive Plan (the “2000 Plan”), the Equifax Employee Stock Incentive Plan (the “Incentive Plan”) and the Equifax Inc. Omnibus Stock Incentive Plan.
(2)	Includes stock option and restricted stock unit grants under the following plans which have been approved by Equifax’s Board of Directors but were not required to be approved by the shareholders: the Equifax Inc. 1995 Employee Stock Incentive Plan (the “1995 Plan”), the Equifax Inc. 2001 Non-qualified Stock Incentive Plan (the “2001 Plan”), and the Equifax Inc. Non-Employee Director Stock Option Plan (the “Director Plan”). Each of these plans generally authorizes a specified number of shares that may be granted as either options, stock appreciation rights, restricted stock, deferred shares (restricted stock units) and related dividend equivalents. Options issued under the various plans must be issued with an exercise price not less than the fair market value of Equifax stock at the date of grant. Options generally, but need not, vest over a period of time specified at grant, usually not more than four years, and may be exercised during a 10-year period. Options granted under the 2001 Plan may be exercised by redemption of restricted shares, deferred shares, or other contingent shares, subject to performance criteria, or may include reload option rights (additional option rights granted automatically upon the exercise of an option), if specified at the time of grant. Rights granted under the various plans generally accelerate upon a change of control as defined in the plans, which is generally similar to the definition contained in Equifax’s change in control agreements described on page 36. A Committee (or Administrator) appointed by the Board of Directors administers the plans. The Director Plan has terms similar to those described above, but authorizes an annual issuance to the directors on the date of the annual meeting of shareholders of 7,000 stock options. On October 28, 2004, the Compensation, Human Resources & Management Succession Committee of the Board authorized the termination of the 1995 Plan, the 2001 Plan and the Director Plan, except with respect to outstanding grants under such plans. On November 1, 2004, the Governance Committee of the Board ratified the termination of the Director Plan, except with respect to outstanding grants under such plans. The terms and conditions applicable to outstanding grants under these plans have not been changed. The Company expects to continue to make equity-based awards to director and employee participants under its shareholder-approved 2000 Plan.
(3)	All exercise prices equaled fair market value at the date of grant.
(4)	Represents shares available for future issuance under the 2000 Plan other than upon the exercise of an outstanding option, warrant or right. The 2000 Plan incorporates an evergreen formula pursuant to which on each January 1 (ending on January 1, 2007) the aggregate number of shares reserved for issuance will increase by a number of shares equal to 1% of the shares outstanding on that date. No additional grants will be made from the Incentive Plan, the Equifax Inc. Omnibus Stock Incentive Plan, the 1995 Plan, the Director Plan, or the 2001 Plan.

DEFERRED COMPENSATION PLANS

Salary and Incentive Compensation Deferral.    The Equifax Executive Deferred Compensation Plan, a tax-deferred compensation program for a limited number of executives, provides a tax-favorable vehicle for deferring salary and other compensation. Approximately 165 officers are eligible to participate in this plan. Under the plan, an executive may defer up to 75% of his or her base salary and up to 100% of any incentive. Deferred balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant from among 16 available funds. In general, amounts deferred under the plan are not paid until after the participant retires or otherwise terminates employment. However, participants may also establish up to two sub-accounts from which amounts are to be paid on specific pre-termination timetables established by the participant (“Scheduled Withdrawal”). Amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of up to fifteen years for retirement or termination distributions, or up to five years for a Scheduled Withdrawal. Equifax makes no contributions to the plan but pays all costs and expenses incurred in its administration of the plan.

Stock Deferrals.    The Equifax Director and Executive Stock Deferral Plan, as described on page 9 of this proxy statement, permits directors and executive officers to defer taxes on gains realized from certain stock option exercises or the vesting of restricted stock units. Approximately 175 officers and directors are eligible to participate in this plan. The Company makes no contributions to this plan but pays all costs and expenses incurred in its administration of the plan.

The Named Executive Officers have the following total deferred balances under these two plans as of December 31, 2005: Mr. Smith, $0; Mr. Heroman, $1,220,151; Ms. Gaston, $513,270; Mr. Mast, $706,231; Mr. Springman, $584,018; and Mr. Chapman, $5,042,751.

RETIREMENT PLANS

The Equifax Inc. Pension Plan is Equifax’s tax-qualified retirement plan available to all active salaried U.S. employees and provides benefits based on length of service with Equifax and a participant’s average total earnings (base salary and annual incentive) up to a maximum of either 125% of base salary or base salary plus 75% of other earnings, whichever is greater. Pension Plan benefits are computed by averaging the employee’s total earnings for the highest paid thirty-six consecutive months of employment.

Equifax maintains the Supplemental Executive Retirement Plan (“SERP”), which was established in 1989 to provide certain executives with additional pension benefits after retirement. The SERP was closed to new participants in 1992 and as of December 31, 2005, there were no remaining active executive officers in the SERP. The SERP benefit is based on years of credited service and final average earnings (base salary and annual incentive). SERP benefits are computed by multiplying an employee’s average total earnings by 3%, multiplied by years of credited service, up to 20 years. The annual benefit payable to a participant who retires from Equifax on or after age 65 is 60% of final average earnings, regardless of the years of credited service. The SERP benefits are reduced for Pension Plan benefits and are paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. Neither Pension Plan nor SERP benefits are reduced for Social Security benefits. The normal form of payment is a life annuity. The SERP benefit is payable in the same form as Pension Plan benefits.

Mr. Chapman had 20 years of credited service under the SERP as of December 31, 2005, including an additional four years of credited service under the SERP on December 15, 2005 upon his fulfillment of the terms and conditions of the Transition Agreement with Equifax summarized on page 36. The annual benefit accrued as of December 31, 2005 for Mr. Chapman is $1,217,138.

Effective January 1, 2004, Equifax implemented the Supplemental Retirement Plan for Executives of Equifax Inc. (“SRP”) that provides supplemental benefits only for those periods of service in which an executive served as a designated senior executive officer of Equifax. The SRP provides an annual benefit equal to 2.5% of average total earnings multiplied by years of service as a senior executive officer, up to 10 years, plus 1.67% of average total earnings multiplied by years of service as a senior executive officer, in excess of 10 years up to 20 years. For service as a senior executive officer in excess of 20 years or in a position other than as a senior executive officer, a participant receives a “restoration benefit” using a formula similar to that of the Pension Plan, without the IRS limits on compensation. The benefit under the SRP is reduced by the benefit payable under the Pension Plan and is paid without regard to the limitations under Internal Revenue Code Sections 401(a) and 415. Neither Pension Plan nor SRP benefits are reduced for Social Security benefits. The total maximum benefit under the SRP and the Pension Plan cannot exceed 50% of the executive’s average total earnings. The Pension Plan benefits are computed and paid in the form of a life annuity. The SRP benefits are payable in the same form as the Pension Plan benefits. All current Named Executive Officers are eligible for the SRP. Ms. Gaston and Messrs. Smith, Heroman, Mast and Springman participate as senior executive officers.

The following table shows the annual retirement benefits that would be payable at age 65 or later on a combined basis under the Pension Plan and SRP based on various rates of final average earnings and years of service (with senior executive officer service limited to 20 years).

Pension Plan / SRP Retirement Plan Table

Average Final Compensation	Years Of Service
	10	15	20	25	30
$ 400,000	100,000	133,400	166,800	192,903	200,000
$ 500,000	125,000	166,750	208,500	241,353	250,000
$ 600,000	150,000	200,100	250,200	289,803	300,000
$ 700,000	175,000	233,450	291,900	338,253	350,000
$ 800,000	200,000	266,800	333,600	386,703	400,000
$ 900,000	225,000	300,150	375,300	435,153	450,000
$1,000,000	250,000	333,500	417,000	483,603	500,000
$1,100,000	275,000	366,850	458,700	532,053	550,000
$1,200,000	300,000	400,200	500,400	580,503	600,000
$1,300,000	325,000	433,550	542,100	628,953	650,000
$1,400,000	350,000	466,900	583,800	677,403	700,000
$1,500,000	375,000	500,250	625,500	725,853	750,000
$1,600,000	400,000	533,600	667,200	774,303	800,000
$1,700,000	425,000	566,950	708,900	822,753	850,000
$1,800,000	450,000	600,300	750,600	871,203	900,000
$1,900,000	475,000	633,650	792,300	919,653	950,000
$2,000,000	500,000	667,000	834,000	968,103	1,000,000
$2,100,000	525,000	700,350	875,700	1,016,553	1,050,000
$2,200,000	550,000	733,700	917,400	1,065,003	1,100,000

The credited years of senior executive officer service for the Named Executive Officers participating in the SRP as of December 31, 2005 were as follows: Mr. Smith—5 years; Mr. Heroman—3 years; Ms. Gaston—9 years (Ms. Gaston has 19 additional years of service other than as a senior executive officer); Mr. Mast—5 years; and Mr. Springman, 5 years (Mr. Springman has 10 additional years of service other than as a senior executive officer). The annual benefit accrued as of December 31, 2005 under the SRP and the Pension Plan for each of the Named Executive Officers other than Mr. Chapman is as follows: Mr. Smith—$325,000; Mr. Heroman—$47,121; Ms. Gaston—$271,396; Mr. Mast—$74,555; and Mr. Springman—$122,395.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

Richard F. Smith.    The Company entered into an employment agreement with Richard F. Smith as of August 22, 2005. Mr. Smith agreed to serve as the Company’s Chairman and CEO through September 19, 2008, unless earlier terminated in accordance with the terms of the agreement. Pursuant to the agreement, Mr. Smith was appointed to the Board effective September 22, 2005 and has been recommended by the Board for reelection to the Board at the Annual Meeting. In the event of his termination, Mr. Smith will be deemed to have resigned from the Board. The agreement will continue from year to year unless either party gives the other party notice of termination. Mr. Smith’s initial base salary is $1,300,000 per year, subject to annual performance-based review and upward adjustment. He is eligible for an annual incentive bonus of zero to 200% of his annual base salary, depending on the achievement of performance criteria established by the Compensation Committee. For 2005, Mr. Smith’s annual incentive award was guaranteed at 100% and was paid on September 19, 2005.

Pursuant to the agreement, on September 19, 2005, Mr. Smith was granted 50,000 restricted stock units, without dividend equivalent rights, which will vest on September 19, 2008, subject to continued employment. On January 6, 2006, he was granted, subject to continued employment (i) ten year options to purchase 75,000 shares of Equifax common stock at their closing fair market value on January 6, 2006, exercisable 25% on the grant date and 25% per year thereafter; (ii) 40,000 RSUs, vesting on January 6, 2009; and (iii) 65,000 performance-based RSUs vesting on December 31, 2008, if certain Company earnings per share targets established by the Compensation Committee are achieved by December 31, 2006. To replace the value of certain incentives that would have been available to Mr. Smith from his previous employer, he was paid a one-time value replacement bonus in the amount of $2,675,444 and was granted 34,942 RSUs, determined by dividing $1,175,444 by the fair market value of Equifax’s stock on the grant date; these RSUs will vest on September 19, 2008, subject to continued employment.

Under the agreement, Mr. Smith participates in the Company’s employee benefits plans and programs offered to senior executives. Mr. Smith will also receive perquisites that the CEO is generally entitled to receive, including diagnostic health care, life insurance, excess liability insurance, financial planning and tax preparation services allowance, and club memberships. The Company agreed to reimburse Mr. Smith for all normal and customary relocation expense in accordance with its usual plans, practices, programs, and policies, including temporary living expenses, miscellaneous relocation allowance of $50,000, reimbursement for non-refundable tuition expenses up to $45,000, travel expenses during relocation and reimbursement for any loss on the sale of his former residence up to $50,000. He also becomes vested in the Supplemental Retirement Plan for Executives of Equifax and was credited with five years of service under such plan. Mr. Smith entered into a change in control agreement with the Company substantially similar to that entered into by other Equifax senior executives. See “Change in Control Agreements” on page 36.

Mr. Smith agreed to provisions relating to non-disclosure of confidential information and trade secrets for a period of two years after any termination of his employment, and non-solicitation of customers or employees, and non-competition, for a period of one year after any termination of his employment. If Mr. Smith’s employment is terminated while the agreement is in effect (a) by the Company other than for “cause,” or (b) by Mr. Smith for “good reason,” the Company will pay Mr. Smith (i) his base salary through date of termination, (ii) a pro rata bonus for the year of termination, (iii) any vested deferred compensation, and (iv) 1/12 of Mr. Smith’s base salary and the target bonus times the number of months remaining in the term of his agreement, together with COBRA payment and certain health benefits for an equivalent period. Equifax agreed to reimburse Mr. Smith for his reasonable legal fees incurred in connection with the agreement.

Donald T. Heroman.    Equifax has entered into an employment agreement with Donald T. Heroman, Chief Financial Officer, commencing on November 25, 2002, and continuing for an indefinite period (subject to either party’s right to terminate the agreement), which sets forth the significant elements of Mr. Heroman’s employment. The agreement provides for a minimum annual base salary of $370,000; eligibility to participate in Equifax’s Annual Incentive Plan; a grant of 60,000 stock options, which vest in 25% increments beginning on the date of grant and on the anniversary of the grant; a grant of 10,000 shares of restricted stock that vested in full on the third anniversary of the grant; a grant of 12,000 shares of restricted stock that vested 50% on the first and second anniversaries of the date of grant; and such other related matters as the right to participate in all employee benefit plans. In addition, the agreement embodies a non-competition agreement that would be binding on Mr. Heroman for two years following the termination of his employment with Equifax for any reason.

THOMAS F. CHAPMAN TRANSITION AGREEMENT

Thomas F. Chapman, former Chairman and Chief Executive Officer, retired from the Company on December 15, 2005. Upon Mr. Chapman’s retirement announcement in August 2004, the Board of Directors approved a transition agreement with Mr. Chapman pursuant to which in 2005 he continued to receive in full his base salary and benefits, including payments due under his Annual Incentive Plan award (with a minimum award of 100% of his 2005 base salary) and restricted stock units representing 50% of the value which would normally be awarded to him as long-term incentive compensation and 50% of such long-term incentive value in a restricted cash award. In addition to any other retirement benefits to which Mr. Chapman is entitled under any Equifax benefit plans, upon his satisfaction of the terms of the transition agreement (i) his stock options became immediately vested and exercisable providing an estimated value of $6,067,202 at December 31, 2005 based on the closing price per share on such date of $38.02; his restricted stock units vested; (ii) he received credit for four additional years of service under the Supplemental Executive Retirement Plan (increasing his annual retirement payments from 48% to 60% of final average pay) with an incremental single sum present value of $3,848,114; (iii) he was provided office space, telephone and administrative support for his lifetime (the total annual value of these facilities and services provided to the former CEOs is estimated at $65,000 annually); (iv) he will continue to receive financial planning and tax advisory services through the tax year in which he attains age 70 with an estimated annual incremental value of $50,000; and (v) he was provided with computer equipment for his residence valued at an incremental cost to the Company of $21,140.

CHANGE IN CONTROL AGREEMENTS

Equifax has Change in Control Agreements with each of Equifax’s current Named Executive Officers. These agreements have renewable five-year terms and become effective only upon a change in control of Equifax. A “change in control” is generally defined by the agreements to mean (i) an accumulation by any person, entity or group of 20% or more of the combined voting power of Equifax’s voting stock, or (ii) a business combination resulting in the shareholders immediately prior to the combination owning less than two-thirds of the common stock and combined voting power of the new company, (iii) a sale or disposition of all or substantially all of Equifax’s assets, or (iv) a complete liquidation or dissolution of Equifax. If any of these events occur, and the executive’s employment terminates within three years after the date of the change in control, other than from death, disability or termination for cause or voluntary termination other than for “good reason,” the executive will be entitled to receive: (a) unpaid compensation accrued through the date of termination, including a pro rated bonus for the year of termination; (b) three times the sum of (i) that executive’s highest annual salary for the twelve months prior to termination, and (ii) the executive’s highest bonus for the three years prior to termination; (c) additional compensation and service credit under retirement plans to age 62 (five years maximum additional service credit); and (d) continuation of group health, dental, vision, life, disability, 401(k) and similar coverages for three years. Benefits payable under these agreements and other compensation or benefit plans of Equifax are not reduced to satisfy the limits of Section 280G of the Internal Revenue Code. As a result, any payments the executive receives will be increased, if necessary, so that after taking into account all taxes he or she would incur as a result of those payments, the executive would receive the same after-tax amount he or she would have received had no excise tax been imposed under Section 4999 of the Code. No payments have been made to any Named Executive Officer under these agreements.

In the event the current named executives were terminated without “cause” or they terminated their employment for “good reason” following a change of control, the Named Executive Officers would receive the following severance payments and additional retirement benefits, respectively (based on their current salary rates and using the bonus for 2005 as the highest bonus in calculating the severance payments): Mr. Smith—$7,800,000 and $745,000; Mr. Heroman—$2,363,000 and $543,000; Ms. Gaston—$2,153,000 and $1,458,000; Mr. Mast—$2,165,000 and $353,000; and Mr. Springman—$1,844,000 and $876,323. The foregoing does not include the health and other welfare benefits mentioned above, any tax gross-up amounts or any amounts attributable to the accelerated vesting of equity awards upon a change in control.

OTHER BENEFIT PLANS

Life Insurance.    The Equifax Inc. Executive Life and Supplemental Retirement Benefit Plan was adopted effective January 1, 2000, to provide executive life insurance benefits as well as supplemental retirement benefits. The retirement benefit amounts are designed to approximate the value of tax-qualified retirement benefits which are lost for some executives as a result of the limitations on compensation that can be considered under current tax law (commonly referred to as “restoration benefits”). The plan is funded with life insurance policies. On February 3, 2005, the Committee amended the plan to provide that (1) executive officers will receive only life insurance benefits and no retirement benefits under the plan, in order to make permanent Equifax’s suspension of premium payments after July 30, 2002 in compliance with Sarbanes-Oxley Act prohibitions against Company loans to executive officers; (2) participants will receive a federal and state income tax reimbursement for the imputed interest charges on cumulative premiums paid pursuant to new tax regulations (instead of providing a reimbursement for the economic value of the life insurance provided to each participant under the plan, as originally adopted, and subject to company discretion to charge interest and not provide a reimbursement); and (3) all future executives who are terminated because their job is eliminated (through a consolidation of jobs, an office closing or other similar event) will become fully vested and will have a “rollout” of their policies, meaning that all Company premiums must be repaid to the Company to the extent of policy cash values in exchange for the release of all company restrictions on the policy. As of December 31, 2005, all of the Named Executive Officers participated in this plan. For executive officers, the amount that Equifax paid for the current life insurance benefit (or imputed loan interest amounts on grandfathered premiums paid prior to the effective date of the Sarbanes-Oxley Act) is included in the Summary Compensation Table under the heading “All Other Compensation.”

Excess Liability Insurance.    The Company provides personal excess liability insurance to executive officers in the amount of $5 million ($10 million in the case of the Chief Executive Officer).

Other.    Equifax provides its executive officers with other employee benefits and certain perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefit programs in which our executive officers participate (which provide benefits such as medical benefits coverage, life insurance protection, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of Equifax’s salaried employees. The perquisites made available to our executive officers are generally made available to all of our officers at or above the level of Group Executive. These perquisites include financial planning and tax services not to exceed $50,000 per year for Mr. Smith and $15,000 per year for other eligible officers; club memberships; and life insurance as described above.

OTHER MATTERS

OTHER BUSINESS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to Equifax will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

SHAREHOLDER PROPOSALS FOR THE 2007 PROXY STATEMENT

Shareholders interested in submitting a proposal to be considered for inclusion in Equifax’s proxy statement and form of proxy relating to the 2007 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received in writing by Equifax’s Corporate Secretary no later than December 15, 2006. Proposals should be sent to: Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, written notice of shareholder nominations to the Board of Directors and any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to Equifax’s Corporate Secretary not less than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2007 annual meeting of shareholders must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed action) to Equifax’s Corporate Secretary by January 17, 2007. See “Corporate Governance and Board Information—Process for Nominating Potential Director Candidates” on page 5 for additional information about shareholder nominations.

SHAREHOLDERS SHARING AN ADDRESS

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address,

unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs.

If you received a householded mailing last year and you would like to have additional copies mailed to you, or you would like to opt out of this practice for future mailings, please submit your request via e-mail to corpsec@equifax.com or in writing to Equifax’s Corporate Secretary at P.O. Box 4081, Atlanta, Georgia 30302. Similarly, you may also contact us if you receive multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

RECEIVING ANNUAL MEETING MATERIALS VIA THE INTERNET

If you are a registered Equifax shareholder, you can choose to view all future proxy statements and annual reports via the Internet instead of receiving them by mail each year. By reducing printing and postage costs, your choice to view these materials on the Internet will save Equifax money and is friendlier to the environment. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. You will also receive an email directing you to a website where you can view the proxy materials and submit your vote. No matter how you choose to receive your proxy materials, all shareholders will continue to have the option to vote via the Internet, by telephone, by mail, or at the annual meeting. If you wish to take advantage of this option, you should check the appropriate box on your proxy card when voting by mail. If you vote via the Internet, you should respond to the related question when prompted.

If you hold your Equifax stock through a bank, broker, or other nominee, you need to refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports via the Internet.

EQUIFAX’S ANNUAL REPORT ON FORM 10-K

Consolidated financial statements for Equifax are included in our 2005 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. A copy of the Form 10-K (excluding exhibits) will be sent to any shareholder without charge upon written request addressed to Corporate Secretary, Equifax Inc., P.O. Box 4081, Atlanta, Georgia 30302, or upon request to our website, corpsec@equifax.com. You also may obtain our Annual Report on Form 10-K at our website, www.equifax.com/corp/investorcenter/financials/main.shtml, or over the Internet at the SEC’s web site, www.sec.gov.

PROXY SOLICITATION COSTS

The proxies being solicited hereby are being solicited by the Board of Directors of Equifax. The cost of soliciting proxies in the enclosed form will be borne by Equifax. We have retained Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, to aid in the solicitation. For these services, we will pay Morrow a fee of $6,500 and reimburse it for certain out-of-pocket disbursements and expenses. Our directors, officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, mail, facsimile or other means of communication. We will, upon request, reimburse brokerage firms and other nominees for their reasonable expenses in forwarding solicitation materials to the beneficial owners of stock.

APPENDIX A

EQUIFAX INC.

KEY MANAGEMENT INCENTIVE PLAN

Amended and Restated Effective As Of January 1, 2006

ARTICLE I

PURPOSE

The purpose of the Plan is to provide incentive compensation to Eligible Executives of Equifax Inc. and/or its subsidiaries who make substantial contributions to the success of their employers, to provide a means for such Eligible Executives to participate in such success, and to assist in attracting and retaining the highest quality individuals in key executive positions. The Plan was originally effective January 1, 2000. The effective date of this amended and restated Plan is January 1, 2006 and the amended and restated Plan shall apply to all Awards granted on or after January 1, 2006; provided, that if the Company’s shareholders fail to approve the amended and restated Plan at the annual meeting in 2006, Awards granted for 2006 to Covered Persons shall be cancelled and of no force or effect, but Awards to Eligible Executives who are not Covered Persons may remain in full force and effect.

ARTICLE II

DEFINITIONS

The following words and phrases shall have the respective meanings set forth below (unless the context indicates otherwise).

(A)    “Approval of Shareholders” shall mean the affirmative vote of the holders of at least a majority of the shares of common stock of the Company then outstanding.

(B)    “Award” shall mean the stated cash amount(s) to which Participants will be entitled upon achievement of goals based on Management Objectives established at the time the Award is granted.

(C)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(D)    “Committee” shall mean the Compensation, Human Resources and Management Succession Committee of the Company’s Board of Directors, as the same from time to time may be constituted.

(E)    “Common Stock” means the Common Stock, $1.25 par value per share, of the Company.

(F)    “Company” shall mean Equifax Inc.

(G)    “Covered Persons” shall mean for each calendar year the Chief Executive Officer of the Company and the four other most highly compensated executive officers, as provided in Code Section 162(m) and the regulations thereunder.

(H)    “Eligible Executive” shall mean Equifax Inc. elected officers and any other key management personnel of Equifax Inc. or a subsidiary or division of Equifax Inc. as determined by the Committee, from time to time, including any officer who is a Director. An Eligible Executive shall not include an officer who is not a full-time employee, even though said officer is a Director, except that a person who was an Eligible Executive and a Director immediately prior to his retirement as an employee of the Company shall continue to be an Eligible Executive so long as he retains his position as an officer and Director.

(I)    “Employer” shall mean Equifax Inc. or the subsidiary or affiliate by whom the Participant is employed at the time in question.

(J)    “Management Objective” shall mean specified levels of, or growth or changes in, one or more of the following criteria:

(1)	earnings per share;

(2)	economic value added;

(3)	revenue;

(4)	operating profit;

(5)	operating margin;

(6)	net income;

(7)	total return to shareholders;

(8)	cash flow/net assets ratio;

(9)	debt/capital ratio;

(10)	return on total capital;

(11)	return on equity;

(12)	common stock price;

(13)	cash provided from operations;

(14)	gross profit margin;

(15)	capital expenditures;

(16)	price/earnings growth ratio; and

(17)	book value per share.

If the Committee makes an Award subject to a particular Management Objective, the Committee shall adopt or confirm a written definition of that Management Objective at the time of the Award. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the Participant is employed. Management Objectives may be made relative to the performance of other corporations. The Committee may establish goals or objectives other than the Management Objectives set forth above for Participants who are not Covered Persons.

(K)    “Measurement Period:” Management Objectives may be calculated on the basis of a single year, cumulatively for a stated number of years, as an average over a stated number of years, or otherwise, as determined by the Committee at the time the Management Objective is established, which shall be the “Measurement Period.”

(L)    “Participant” means any Eligible Executive to whom an Award has been granted but not yet paid pursuant to this Plan.

(M)    “Plan” means this Equifax Inc. Key Management Incentive Plan, as amended and restated effective as of January 1, 2006, and as it may be amended from time to time.

ARTICLE III

ELIGIBILITY

All Eligible Executives, as determined by the Committee, from time to time, shall be eligible for participation in this Plan.

ARTICLE IV

SELECTION OF PARTICIPANTS,

GRANT OF AWARDS AND

ADMINISTRATION OF PLAN

The Committee shall determine, from time to time, those Eligible Executives who are to be granted Awards pursuant to Article V below. This Plan shall be administered by the Committee, and the Committee shall (1) construe and interpret the Plan, and (2) make such reasonable rules and regulations for the administration of the Plan as it deems advisable. Any determination by the Committee in administering, interpreting or construing the Plan in accordance with this Article shall be final, binding and conclusive for all purposes and upon all interested persons. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may select, provided that no such delegation shall be made with respect to Covered Persons that will cause Awards to such individuals to fail to qualify under Code Section 162(m).

ARTICLE V

GRANTS OF AWARDS

EFFECTIVE DATE AND TERMINATION

Subject to the provisions below, the maximum Award granted to any Participant in any fiscal year of the Company shall not exceed $5,000,000. Subject to the approval of the shareholders of the Company, this amended and restated Plan shall become effective for the Company’s fiscal year commencing January 1, 2006.

ARTICLE VI

RIGHT TO RECEIVE CASH AWARD

CONVERSION TO EQUITY INTEREST

(A)    Subject to the provisions of Article V, the Participant shall be entitled to receive the cash to which his Award entitles him as soon as practical after the end of the Measurement Period with respect to that Award; provided, however, that:

(1)    Each Award granted under the Plan shall be forfeited and canceled in all respects, and no cash shall be delivered or paid to the Participant thereof, in the event that:

(a)    The employment of the Participant by the Employer is terminated, either voluntarily or involuntarily, by the Employer or the Participant, for any reason whatsoever (subject to the provisions of Article VII hereof) prior to the end of the Measurement Period for that Award;

(b)    The employment status of the Participant has changed prior to the end of the Measurement Period for that Award so that the Participant is no longer an Eligible Executive; or

(c)    The Management Objective for the Measurement Period for such Award is less than the minimum stated in the Award.

(2)    Except as otherwise provided below, a portion, or all, of each Award shall be forfeited and canceled in all respects, and no cash shall be delivered or paid with respect to the portion of such Award so forfeited and canceled, in the event that the aggregate Management Objective for the Measurement Period with respect to the Award is not at least equal to a minimum stated in the Award.

(3)    The Committee shall establish, for each Measurement Period, the goals based on one or more Management Objectives. These goals will be established on or before the date any Award relating to said Measurement Period is granted. The goals will be established with consideration given to the economic conditions existing at the time said goals are established. A portion, or all, of each Award shall be forfeited and canceled in all respects, and no cash shall be delivered or paid with respect to the portion of such Award so forfeited and canceled, in the event that the goals established for the Measurement Period are not achieved, all as prescribed by the Committee. The Committee shall deliver to each Participant written notice of the goals established for the Measurement Period to which said Award relates, along with the forfeiture provisions relating to said Award. Even though performance goals established for each Measurement Period are met or exceeded, the Committee shall have the discretion, as to each Participant, to reduce the amount of an Award that would otherwise be paid or to determine that no portion should be paid. In the event that the achievement of the performance goals for a Measurement Period are below expectations or are not met at all, the Committee may in its discretion grant Awards (or increase the otherwise earned Awards) to deserving Participants, other than Covered Persons. Except as otherwise provided herein, the Committee may not increase the amount of an Award that would otherwise be paid to a Covered Person.

(4)    In determining whether any Management Objective has been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Company, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any Management Objectives for a year as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or accounting procedures and any other factors as the Committee may determine (including adjustments that would result in the Company’s payment of non-deductible compensation). The Committee may identify any such exclusions and adjustments which the Committee will use to determine whether a Management Objective has been satisfied by a Covered Employee when the Committee sets the related Management Objective.

(5)    Nothing contained in this Article VI or elsewhere in this Plan shall eliminate, impair or otherwise affect the right of the Employer to terminate or change the employment of any Eligible Executive at any time, and the grant of an Award to any such Eligible Executive shall not be deemed to, and shall not, result in any agreement, expressed or implied, by the Employer to retain such person in any specific position or in its employ for the duration of the Measurement Period with respect to such Award or for any other period.

(6)    Subject to the provisions of this paragraph, the terms of an Award may provide, if the Committee so directs in each instance, that each Participant may elect, by delivering written notice of such election to the Company in such manner and at such time as may be provided by the Committee to surrender his or her right to receive up to the full value of the Award that would otherwise be paid to the Participant at the end of the Measurement Period, in exchange for the right to receive an equity interest as described below. Any such election shall be subject to the right of the Committee to disapprove the same, in whole or in part, at any time after such election but prior to the issuance of cash with respect to the particular Award in accordance with the provisions of this Plan. In the event of the death, disability or retirement of a Participant, at any time during the Measurement Period to which an Award relates, the Award shall be distributed as provided in Article VII hereof regardless of any election made by such Participant. For purposes of this paragraph, the determination of the appropriate equity interest into which the cash award is converted shall be made based on rules adopted by the Committee and uniformly applied, and said rules shall be adopted prior to or at the time of the grant of the Award in question, and the aggregate value of the cash portion and the value of the equity interest for any individual, determined at the date of grant, shall not exceed the maximum referred to in Article V. The equity interest may be an option for purchase of Common Stock, restricted shares of Common Stock, or any other equity interest determined by the Committee. The equity interest may be issued by the Committee pursuant to the Company’s 2000 Stock Incentive Plan. To the extent applicable, any conversion of an Award under this paragraph shall be made in a manner consistent with Code Section 409A and the regulations thereunder.

(7)    Promptly after the date on which the necessary information for a particular year becomes available, the Committee, or such persons as the Committee shall designate, shall determine in accordance with this section the extent to which the Management Objective or other goals have been achieved for such year and authorize the payment of the value of an Award, if any, to each Participant. The Committee shall review and ratify the Award determinations and shall certify such Award determinations in writing. Payment of Awards shall be made as soon as practical after the certification of Awards by the Committee, but no later than March 15 of the year following the Plan Year to which the Award relates. The amount of applicable Federal, State, or Local withholding taxes of any kind required by law to be withheld by the Company shall be withheld from the Award.

(8)    The Management Objectives and Awards under the Plan will be administered in a manner to qualify payments under the Plan to Covered Persons under Code Section 162(m), except when the Committee determines such compliance is not necessary.

ARTICLE VII

DEATH, DISABILITY OR RETIREMENT OF ELIGIBLE EXECUTIVE

OR CHANGE IN CONTROL OF THE COMPANY

(A)    Except with respect to Awards to Covered Persons, in the event of the termination of employment with the Employer during any Measurement Period of any Participant by reason of the death or disability or retirement of such Participant, the Committee may, but shall not be obligated to, waive the continuation of the employment requirement set forth in paragraph (A)(1)(a) of Article VI above. In the event that such requirement is waived, such Participant or his estate, as the case may be, will be entitled to receive an Award in cash equivalent to a pro rata portion of the amount which said Participant would have received, if the employment of such Participant had continued through the Measurement Period for such Award. For purposes of Article VI and this Article VII, a Participant shall not be deemed to have terminated his employment although he retires from said employment, if he continues to serve as an elected officer of Equifax Inc. or a subsidiary of the Company and to serve as a Director of Equifax Inc.; said Eligible Executive shall be deemed to have terminated his employment when his term of office expires and he is not re-elected thereto, or when he is removed or resigns from office, if earlier.

(B)    This pro rata portion shall be computed as follows:

The level of Award which would have been earned based on the level of actual achievement of the Management Objective at the end of the Measurement Period will be multiplied by the base salary paid to the Participant during the Measurement Period prior to the Participant’s termination of employment

(C)    In the event of the termination of employment with the Employer of any Participant after completing a Measurement Period, but before distribution of his Award is made, such Participant or his estate, as the case may be, will be entitled to receive the Award to the same extent, in the same manner and at the same time as if the employment of such Eligible Executive had not terminated, except that if the Participant has directly or indirectly engaged in any activity that is harmful to the Company or the Employer, as determined by the Committee in its sole discretion (including without limitation the disclosure or misuse of any confidential information or trade secrets of the Company or the Employer), then Participant shall forfeit any entitlement to such Award.

(D)    If there is a “change in control of the Company,” as hereinafter defined, during any Measurement Period, then, notwithstanding any other provision of this Plan to the contrary, any Participant holding any Award shall be irrevocably entitled to receive an amount in cash which is equal to (i) the target award if the change in control occurs during the first measurement year, or (ii) 150% of the target award if the change in control occurs after said first year (but no less than the projected payout determined on the effective date of the change in control if the change in control occurs during the last three months of the Measurement Period). Such payment will be made within sixty (60) days following the change in control of the Company.

(E)    For purposes of this Article VII, a “change in control of the Company” shall be deemed to have occurred upon the occurrence of any of the following events:

(1)    Voting Stock Accumulations.    The accumulation by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company’s Voting Stock; provided that for purposes of this Article VII(E)(1), a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company’s Voting Stock results from any acquisition of Voting Stock (i) directly from the Company that is approved by the Incumbent Board, (ii) by the Company, (iii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph VII(E)(2); or

(2)    Business Combinations.    Consummation of a Business Combination, unless, immediately following that Business Combination, (i) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (ii) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the of the action of the Board of Directors providing for that Business Combination; or

(3)    Sale of Assets.    A sale or other disposition of all or substantially all of the assets of the Company; or

(4)    Liquidations or Dissolutions.    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (i), (ii) and (iii) of subparagraph (E)(2) of this Article VII.

For purposes of this Article VII, the following definitions will apply:

“Beneficial Ownership” means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

“Business Combination” means a reorganization, merger or consolidation of the Company.

“Eighty Percent (80%) Subsidiary” means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

“Incumbent Board” means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company’s Board of Directors as of January 1, 2006, or (b) members who become members of the Company’s Board of Directors subsequent to January 1, 2006, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

“Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board.

“Disability” means permanently and totally disabled as defined in Code Section 22(e)(3).

ARTICLE VIII

NONALIENATION OF BENEFITS

Neither the Award nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Company.

ARTICLE IX

AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

The Plan shall continue from year to year unless and until suspended or terminated. The Board of Directors of the Company may amend, suspend or terminate this Plan in whole or in part at any time; provided that no such amendment, suspension or termination shall adversely affect the rights of the holders of any Award then outstanding.

ARTICLE X

GOVERNING LAW

The Plan shall be construed and administered in accordance with the laws of the State of Georgia.

Notice to participants in the Equifax Inc. 401(k) Plan and the Equifax Canada Retirement Savings Program for Salaried Employees (the “Equifax Plans”):

If you participate in the Equifax Plans, your proxy card includes shares that the relevant plan has credited to this account.

To allow sufficient time for the Equifax Plans’ trustees to vote, the trustees must receive your voting instructions no later than 11:59 p.m. (EDT) on May 15, 2006. The Equifax Inc. 401(k) Plan trustee will vote those plan shares that are not voted by this deadline in the same proportion as the shares held by the trustees for which voting instructions have been received. The Equifax Canada Retirement Savings Program for Salaried Employees trustee will only vote those plan shares for which voting instructions are received prior to this deadline. Participants in the Equifax Plans may not vote the shares owned through such plans after this deadline, including at the annual meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EQUIFAX INC.

This proxy, when properly executed, will be voted in the manner directed by the shareholder whose name appears on the reverse (the “Shareholder”). If no direction is given, this Proxy will be voted “For” election of all the director nominees in Item 1, “For” ratification of the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2006, “For” approval of the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan, and with discretionary authority on all other matters that may properly come before the annual meeting.

By this document, the Shareholder appoints Richard F. Smith, Lee A. Kennedy, L. Phillip Humann, James E. Copeland, Larry L. Prince, and D. Raymond Riddle, and each of them, with power of substitution in each, proxies to appear and vote all common stock of the Shareholder in Equifax Inc. at the Annual Meeting of Shareholders to be held on Wednesday, May 17, 2006, at 9:30 a.m. (EDT) in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree St., N.E., Atlanta, Georgia 30307, and at all adjournments of that meeting.

E-Mail Address/Comments: ___________________________________________________________________________
___________________________________________________________________________________________________

(If you noted any E-Mail Address/Comments above, please mark corresponding box on the reverse side.)

(continued on the other side)

1550 PEACHTREE STREET, N.W. ATLANTA, GA 30309

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 16, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., (EDT), on May 16, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equifax Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO CHANGE YOUR VOTE

If you vote again by any means prior to the meeting it will cancel your prior vote. For example, if you voted by telephone, a later Internet vote will change your vote. The last vote received before 11:59 P.M., (EDT), on May 16, 2006 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equifax Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQUFX1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUIFAX INC.

Equifax Inc.’s Board of Directors Recommends

a Vote FOR items 1, 2 and 3 below.

1.	To elect as directors all nominees listed, each for a three-year term (except as marked to the contrary):			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee’s number on the line below.
	01) Garry Betty 02) Larry L. Prince 03) Richard F. Smith 04) Jacquelyn M. Ward			☐	☐	☐

							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Equifax’s independent registered public accounting firm for 2006.						☐	☐	☐

3.	To approve the material terms of the performance goals for the Equifax Inc. Key Management Incentive Plan.						☐	☐	☐

For comments and/or if you wish to receive next year’s annual report and proxy materials via the Internet, please check this box and provide your comments and/or e-mail address on the reverse of this card.			☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		IMPORTANT: Please date this proxy and sign exactly as your name appears on this proxy card. If stock is held jointly, both holders must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date